Exhibit 6.11

OFFICE LEASE

BETWEEN

DELRAY BEACH 4th & 5th AVENUE, LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

IPIC-GOLD CLASS ENTERTAINMENT, LLC,

a Florida limited liability company,

AS TENANT,

FOR

Federal Highway and 4th Street

DELRAY BEACH, FL

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Lease Summary”) is hereby incorporated into and made a part of the attached Office Lease (Net) (this Lease Summary and the Office Lease (Net) to be known collectively as the “Lease”). In the event of a conflict between the terms of this Lease Summary and the Office Lease (Net), the terms of the Office Lease (Net) shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease (Net).

1.	Date:	May 16, 2017.

2.	Landlord:	DELRAY BEACH 4th & 5th AVENUE, LLC, a Delaware limited liability company.

3.	Address of Landlord:	c/o Samuels & Associates Management LLC
136 Brookline Avenue, Boston, MA 02215
Attention: General Counsel
Tel: 617-247-3434

With a copy to:

Prior to June 6, 2017:

c/o American Realty Advisors
801 North Brand Blvd., Suite 800
Glendale, California 91203
Attention: Stanley Iezman

From and after June 6, 2017:

c/o American Realty Advisors
515 South Flower Street, 49th Floor
Los Angeles, California 90071
Attn: Stanley L. Iezman

4.	Tenant:	IPIC-GOLD CLASS ENTERTAINMENT, LLC, a Delaware limited liability company.

5.	Address of Tenant:	433 Plaza Real, Suite 335
Boca Raton, FL 33432
Attn: Hamid Hashemi, CEO

With a copy to:

433 Plaza Real, Suite 335
Boca Raton, FL 33432
Attn: Paul Safran, General Counsel

(Prior to Commencement Date)

and

The Premises
Attention: Hamid Hashemi, CEO

With a copy to:

The Premises
Attn: Paul Safran, General Counsel

(After Commencement Date)

6.	Intentionally Deleted

7.	Premises:		Certain space on the fourth (4th) floor of the Building, which the parties agree contains 20,000 rentable square feet of office space. The Premises are outlined on the plan attached to the Lease as Exhibit A. The parties hereby stipulate that the Premises contain the number of rentable square feet set forth above and the Premises will not be subject to remeasurement during the Lease Term, as the same may be extended pursuant to the Extension Option(s).

8.	Building:		The building of which the Premises are a part is located in Delray Beach, Florida, as shown on Exhibit B (the “Building”) and is located on the real property described on Exhibit C (the “Property”). The Project is initially known as “4th and 5th Delray.”

9.	Term.

	(a)	Lease Term:	Ten (10) Lease Years.

	(b)	Commencement Date:	The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein; or (b) one hundred fifty days (150) after the Possession Date (or the date the Possession Date would have occurred but for any Tenant Delays). Notwithstanding the foregoing, unless Tenant elects to occupy the Premises and begin conducting business therein, the Commencement Date shall not occur until Landlord has substantially completed the Post Possession Date Work (as defined in Exhibit E), except for minor details of construction or repairs, the completion of which will not prohibit Tenant from occupying the Premises and conducting business therein.

The anticipated Possession Date is June 1, 2018.

	(c)	Expiration Date:	The date immediately preceding the tenth (10th) anniversary of the Commencement Date, unless the Commencement Date is not the first day of the month, in which case the Expiration Date shall be the last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs, subject to extension as provided in Addendum 2.

	(d)	Extension Option(s):	Two (2) option(s) of five (5) year(s) each (see Addendum 2)

	(e)	Intentionally Deleted

10.	Base Rent:

Lease Year	Annual Base Rent	Monthly Installment of Base Rent
1	$820,000.00	$68,333.33

2-10	Prior year’s Annual Base Rent increased by 3% annually	Prior year’s Monthly Installment of Base Rent increased by 3% annually

First Option 11-15	Prior year’s Annual Base Rent increased by 3% annually	Prior year’s Monthly Installment of Base Rent increased by 3% annually

Second Option 16-20	Prior year’s Annual Base Rent increased by 3% annually	Prior year’s Monthly Installment of Base Rent increased by 3% annually

* In addition to Base Rent, Tenant shall pay to Landlord the applicable Florida state sales tax including but not limited to Florida Statutes Section 212.031 and any amendments or replacements thereof on the Rent payable hereunder at the times set forth in this Lease or as otherwise required by applicable Law. Those amounts shall be deemed Additional Rent.

11.	Additional Rent.

	(a)	Tenant’s Proportionate Share of Project Operating Costs:	To be calculated as set forth in Section 2.43.

	(b)	Tenant’s Proportionate Share of Project Real Estate Taxes:	To be calculated as set forth in Section 2.43.

	(c)	Tenant’s Proportionate Share of Office Operating Costs:	To be calculated as set forth in Section 2.43.

12.	Construction:

	(a)	Allowance:	$2,000,000.00

	(b)	Landlord Supervision Fee:	None for initial Landlord Work and Tenant Improvements.

13.	Initial Payments:

	(a)	Security Deposit:	None.

	(b)	Prepaid Rent:	None.

14.	Permitted Use:	General and executive office use and ancillary uses such as conference rooms, kitchen and break areas for Tenant’s employees, a test kitchen and computer support facilities such as server rooms, and any other lawful office use, all consistent with the character of a Class “A” office building.

15.	Parking:	Reserved Parking Spaces: 5
Non-reserved Parking Spaces: 30

Parking Charge: Free for initial Lease Term

16.	Brokers:

	(a) Tenant’s Broker:	None.

	(b) Landlord’s Broker:	None.

17.	Addenda and Exhibits:	The addenda and exhibits listed below are incorporated by reference in this Lease.

Exhibit A	Floor Plan of Premises
Exhibit A-1	Premises Approved Space Plan
Exhibit B	Site Plan of Project
Exhibit B-1	Garage Floor Plans
Exhibit C	Legal Description
Exhibit D	Term Certification
Exhibit E	Construction
Exhibit E-1	Tenant Improvement Work
Exhibit E-2	Construction Rules and Regulations
Exhibit F	Building Services
Exhibit G	Rules and Regulations
Exhibit H	Parking Agreement

Landlord and Tenant hereby agree to the foregoing terms of this Lease Summary.

LANDLORD:	DELRAY BEACH 4th & 5th AVENUE, LLC, a Delaware limited liability company

Witness:	By:	DELRAY BEACH 4th & 5th AVENUE HOLDINGS LLC, a Delaware limited liability company, its sole member

Witness:		By:	DELRAY BEACH 4th & 5th AVENUE DEVELOPER LLC, a Delaware limited liability company, its managing member

			By:	S&A DELRAY BEACH 4th & 5th AVENUE LLC, a Delaware limited liability company, its manager

				By	S&A GP LLC, a Massachusetts limited liability company, its manager

By:
Name:
Title: Manager

			By:	IPIC-DELRAY INVESTMENT, LLC, a Delaware limited liability company, its manager

By:
Name: Hamid Hashemi
Its: CEO

TENANT:	IPIC-GOLD CLASS ENTERTAINMENT, LLC, a Delaware limited liability company

Witness:	By:
Name: Jane Baughman
Title: President

Witness:	Date:

Taxpayer ID No.:

OFFICE LEASE (NET)

THIS OFFICE LEASE (NET) (the “Lease”) is made effective as of May 16, 2017 by and between DELRAY BEACH 4th & 5th AVENUE, LLC, a Delaware limited liability company, (“Landlord”), and IPIC-GOLD CLASS ENTERTAINMENT, LLC, a Delaware limited liability company (“Tenant”), with reference to the following facts and circumstances:

A. Landlord is the owner of the Project, as defined herein.

B. The Premises covered by this Lease are defined on the Lease Summary and are located in the Building, as defined on the Lease Summary.

C. The parties desire to enter into this Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties do hereby agree to the following:

ARTICLE 1

LEASE OF PREMISES

In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises. In addition, Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees to use the Common Areas.

ARTICLE 2
DEFINITIONS

Except as otherwise defined in this Lease, capitalized terms shall have the meanings set forth on the Lease Summary. As used in this Lease, the following terms shall have the following definitions:

2.1 Additional Rent. All amounts, costs and expenses that Tenant assumes, agrees or is otherwise obligated to pay to Landlord under this Lease other than Base Rent.

2.2 Affiliate. An entity that is controlled by, controls, or is under common control with a party. “Control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in any entity.

2.3 Bankruptcy Code. Title 11 of the United States Code, as amended from time to time.

2.4 Base Rent. As set forth on the Lease Summary.

2.5 Building Services. As set forth in Exhibit F.

2.6 Building Systems. Any plant, machinery, transformers, duct work, cable, wires, and other equipment and facilities, and any systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities (other than any supplemental HVAC system exclusively serving any tenant’s premises), or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, any Telecommunications System serving the Building generally (and excluding the Telecommunications Systems of the tenants of the Building) and any other mechanical, electrical, electronic, computer or other systems or equipment that serves the Building in whole or in part.

2.7 Business Days. Days other than Saturdays, Sundays and Holidays. If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it shall be timely to accomplish or deliver the same on the next following Business Day.

2.8 Business Hours. As set forth in Exhibit F.

2.9 Claims. Actions, causes of action, charges, claims, contribution costs, damages, demands, expenses (including, without limitation, attorneys’ fees and fees and costs of consultants and other professionals), fines, liabilities, liens, losses, obligations, penalties, proceedings, response costs, or suits. All references in this Lease to Landlord’s “attorneys’ fees” shall mean and refer to all of Landlord’s fees and costs for attorneys, including in-house attorneys.

2.10 Commencement Date. As set forth on the Lease Summary.

2.11 Common Areas. The building lobbies, common corridors, restrooms, passageways, elevators, stairways, unrestricted parking areas and other common areas of the Parking Garage, entrances, exits, driveways and walkways, loading facilities, freight elevators, terraces and landscaped areas in and around the Building, and other public or common areas in the Project designated as such by Landlord.

2.12 Environmental Laws. All Laws regulating or controlling Hazardous Materials, including, without limitation,

2.13 Expiration Date. As set forth on the Lease Summary, unless otherwise sooner terminated in accordance with the provisions of this Lease.

2.14 Force Majeure. Strikes, labor disputes, lockouts, inability to obtain labor, materials, equipment, or reasonable substitutes therefor, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, war, terrorism (foreign or domestic), fire, accident, explosion, falling objects or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder.

2.15 Guarantor(s). The parties set forth on the Lease Summary, if any, and any other party liable for or required by Landlord to guaranty Tenant’s obligations under the Lease.

2.16 Hazardous Materials. Any hazardous waste or hazardous substance as defined in any Laws applicable to the Project, including, without limitation, the Environmental Laws. “Hazardous Materials” shall also include asbestos or asbestos-containing materials, radon gas, petroleum or petroleum fractions, urea formaldehyde foam insulation, transformers containing levels of polychlorinated biphenyls greater than 50 parts per million, medical waste, biological materials (including without limitation blood and blood products), electromagnetic fields, mold and chemicals known to cause cancer or reproductive toxicity, whether or not defined as a hazardous waste or hazardous substance in any statute, ordinance, rule or regulation.

2.17 Holidays. All federally observed holidays, including New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day and Christmas Day.

2.18 Insurance. All costs incurred by Landlord for insurance with respect to the Project, including but not limited to the insurance required under Section 18.1 below.

2.19 Interest Rate. The average prime loan rate published by the board of governors of the Federal eserve System of the United States, as the same may change from time to time, plus two percent (2%) per annum, but not in excess of the maximum rate, if any, allowed by Law for the transaction on which interest is being calculated Landlord Related Parties. Landlord, Landlord’s Affiliates and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, managers (including investment managers and property managers), representatives, brokers, contractors, attorneys, and agents of Landlord and Landlord’s Affiliates, and the successors of such parties.

2.20 Landlord Work. The work to be performed by Landlord, if any, set forth in Exhibit E.

2.21 Law or Laws. All laws, statutes, codes, acts, ordinances, judgments, decrees, authorizations, directions and requirements of, and agreements with, all governmental departments, commissions, boards, courts, authorities, agencies, officials and officers, which now or at any time hereafter may be applicable to the Premises, the Project, or any part(s) thereof, including, without limitation, the PFA (as defined below), the Tri-Party Agreement (as defined below), the PCSA (as defined below), the additional site specific agreements listed on Addendum #1 attached hereto (the “Site Specific Agreements”), the Americans with Disabilities Act (“ADA”) and federal, state, and local governmental interpretations of any of the above.

2.21.1 Parking Garage Easement: the term “PFA” shall mean that certain Parking Facility Easement Agreement and Project Covenant dated March 3, 2017 between Landlord and the City of Delray Beach, a Florida municipal corporation (the “City”), to be recorded in the Public Records of Palm Beach County, Florida.

2.21.2 Tri-Party Agreement: the term “Tri-Party Agreement” shall mean that certain Tri-Party Agreement by and among Landlord, the City and the Delray Beach Community Redevelopment Agency, a Florida body corporate and politic created pursuant to Florida Statutes Section 163.356 (the “CRA”) dated March 3, 2017.

2.21.3 Parking Cost Sharing Agreement: the term “PCSA” shall mean that certain Parking Cost Sharing Agreement made as of the 14th day of March, 2017 by and between Landlord and the CRA.

2.22 Lease Year. Each twelve (12) month period or portion thereof during the Term, commencing with the Commencement Date, without regard to calendar years; provided, however, if the Commencement Date is not the first day of the month, then the first (1st) Lease Year shall commence on the first day of the first calendar month after the Commencement Date and be deemed to include the partial month at the beginning of the Term.

2.23 Mortgagee. The lessor under any present and future ground or underlying lease of the Property and the holder of any mortgage, deed to secure debt or trust deed now or hereafter in force against the Property or the Building.

2.24 Operating Costs. All costs incurred by Landlord or its agents in the ownership, management, maintenance, repair, replacement, improvement, alteration and operation of the Building and Project, which may include, without limitation, any or all of the following: (a) utilities; (b) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building or the Project; (c) landscaping; (d) parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; (e) after the expiration of the fifth (5th) Lease Year, reasonable reserves for operation, maintenance and repair of the Project and for covering uninsured damage and liability claims relating to the Project, including, without limitation, commercially reasonable deductible amounts (provided that if Landlord incurs an expense for which a reserve is held, Landlord shall apply the applicable reserves to the expense prior to including the balance of the expense in Operating Costs); (f) fees, charges and other costs, including, without limitation, reasonable consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building or the Project; (g) compensation (including, without limitation, employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance, repair, or overhaul of the Building or the Project, and equipment, improvements, and facilities located within the Project; (h) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building or the Project as required by the U. S. Postal Service; (i) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or the Project; (j) operation, repair, maintenance and, subject to Section 2.24.3, replacement of the Building’s structure and all Building Systems, including, without limitation, the cost to replace or retrofit as required by Laws, which cost, in the case of any replacement or retrofitting which would otherwise be a capital improvement, shall be amortized (including interest on the unamortized cost) as set forth in subsection (v) below; (k) janitorial service, alarm and security service, window cleaning, trash removal; (l) repair and replacement of building standard surfaces, including but not limited to wall and floor coverings, ceiling tiles, window coverings and fixtures; (m) maintenance and replacement of curbs and walkways; (n) repair to and, subject to Section 2.24.3, replacement of the roof (membrane but not the roof structure), which cost, in the case of any replacement which would otherwise be a capital improvement, shall be amortized (including interest on the unamortized cost) as set forth in subsection (v) below; (o) Building signage and directories; (p) management of the Building or the Project (not to exceed six percent (6%) of gross revenues of the Project), whether by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any manager’s office; provided, that if such manager’s office is located off-site, the fair market value of such office shall be equitably allocated among all buildings managed by such office); (q) rental expenses for (or a reasonable depreciation allowance on) personal property used in maintenance, operation or repair of the Building or the Project; (r) licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Costs; (s) the cost of monitoring, investigating, testing and remediation of Hazardous Materials not caused by Landlord, its agents, employees or contractors and not caused by any tenant or such tenant’s agents, employees or contractors; (t) the costs incurred in connection with the implementation and operation of any transportation system management program or similar program; (u) any costs, expenditures, or charges (whether capitalized or not) required subsequent to the Delivery Date by any governmental or quasi-governmental authority; and (v) amortization of capital expenses (including, without limitation, financing costs) (A) that are intended as a labor saving device or to effect other economies in the operation or maintenance of the Building or the Project, or any portion thereof which, in Landlord’s good faith determination, are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building or Project that are anticipated to result in savings (over the useful life of the capital improvement in question) that justify (in Landlord’s good faith determination) the amount of the expenditure, (B) that are required under any Law first applicable to the Building or the Project after the Commencement Date, or (C) that are in Landlord’s opinion necessary to maintain the Building or the Project, or any portion thereof, in good condition and repair, provided the same are of a type reasonably and customarily made by institutional landlords in the normal course of the upkeep and repair of a building or project similar to the Building and Project; provided that such cost shall be amortized (including interest on the unamortized cost) over its useful life or any other appropriate amortization period, as Landlord shall reasonably determine. Notwithstanding the foregoing, for purposes of this Lease, “Operating Costs” shall not include:

2.24.1 Costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space;

2.24.2 Utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease);

2.24.3 Except as otherwise specifically provided in subsection (v) of this Section, alterations to the Building that are considered capital improvements or replacements of such capital improvements under sound real estate management principles;

2.24.4 Depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles;

2.24.5 Services or other benefits that are not available to Tenant, but which are provided to other tenants of the Building;

2.24.6 Overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates;

2.24.7 Except as otherwise specifically provided in this Section, interest on debt or amortization on any mortgages, other charges, costs and expenses payable under any mortgage, if any, and costs for financing and refinancing the Project;

2.24.8 Ground rents;

2.24.9 commercial concession operated by Landlord, except the Building parking facility;

2.24.10 Rentals and other related expenses incurred in leasing equipment, the cost of which would otherwise be excluded capital expenses hereunder, except equipment used (a) in performing repairs and replacements and/or in providing janitorial or similar services and which is not affixed to the Building, or (b) in case of emergency;

2.24.11 Electrical power for which Tenant or any other tenant directly contracts with and pays an electrical service company;

2.24.12 Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building unless related to the operation or maintenance of the Common Areas;

2.24.13 Costs covered by insurance, to the extent of the insurance proceeds actually received by Landlord;

2.24.14 Costs covered by warranties, to the extent of the amount actually paid under the warranty;

2.24.15 Any service provided directly to and paid directly by any tenant; and

2.24.16 Wages and benefits of any employee (above the level of Project Manager) who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building.

2.25 Parking Garage. The six (6) level parking garage to be constructed by Landlord in the Project containing not less than 326 parking spaces.

2.26 Permitted Use. As set forth on the Lease Summary.

2.27 Permitted Transfer. Any of the following (i) the day-to-day sale and exchange of ownership interests in a publicly traded entity on a recognized, domestic, national securities exchange or over the counter in the ordinary course of business, or (ii) an assignment or subletting of all or a portion of the Premises to (1) an Affiliate of Tenant, (2) any corporation or other business entity that succeeds to the business of Tenant as a result of a merger, consolidation or other business reorganization, or (3) any corporation or other business entity which acquires all or substantially all of the assets or ownership interests of Tenant or a majority of Tenant’s locations in the State of Florida, where (with respect to any party set forth in subsections (1) through (3)), (a) the transferee assumes, in full, the obligations of Tenant under this Lease; (b) Tenant remains fully liable under this Lease; (c) the use of the Premises remains unchanged; (d) after such transaction is effected, the tangible net worth of the tenant hereunder is equal to or greater than the tangible net worth of Tenant as of the date of this Lease; (e) Landlord shall have received an executed copy of all documentation effecting such transfer on or before its effective date; and (f) the same is not a subterfuge by Tenant to avoid its obligations under this Lease.

2.28 Permitted Transferee. The Transferee pursuant to a Permitted Transfer.

2.29 Possession Date. The date on which Landlord tenders possession of the Premises to Tenant with the Landlord Work Substantially Completed; provided that in the event of any Tenant Delays, the Possession Date shall be accelerated to the date Substantial Completion of the Landlord Work would have occurred absent such Tenant Delays.

2.30 Project. The Property, the Building and any other improvements on the Property.

2.31 Project Operating Costs. Operating Costs, Taxes and Insurance. Landlord may elect to equitably separate the Project Operating Costs into cost pools in order to equitably allocate certain elements of Project Operating Costs amongst those tenants to whom such Project Operating Costs relate (e.g., Landlord may have a separate cost pool for the office and retail tenants of the Project). The cost pool for Project Operating Costs applicable to the office portions of the Project may be referred to herein as the “Office Operating Costs.” In the event Landlord establishes cost pools, Tenant will pay Tenant’s Proportionate Share of the Office Operating Costs based upon the ratio of the rentable square footage of the Premises as it relates to the rentable square footage of the office areas of the Project.

2.32 Rent. Base Rent and Additional Rent.

2.33 Rentable Area.

2.33.1 The parties stipulate to the rentable area set forth in this Lease for the Premises. The Rentable Area for the rest of the Project shall be the measurement of rentable area or rentable square feet as calculated by Landlord from time to time using the then current BOMA Standard Method for Measuring Floor Area in Office Buildings as a guideline.

2.33.2 Except as provided expressly to the contrary herein, Landlord reserves the right to alter the Project, and in such event, the Rentable Area of the Project could likewise be revised. In addition, the Rentable Area of the Project may from time to time be subject to recalculation, as determined by Landlord.

2.34 Rules and Regulations. As set forth in Exhibit G.

2.35 State. The state in which the Project is located.

2.36 Substantial Completion or Substantially Completed. As defined in Exhibit E.

2.37 Taxes. All taxes and assessments (whether special or general, ad valorem or non-ad valorem, voluntary or non-voluntary, and regardless of whether the same are deductible for Landlord’s income tax purposes), water and sewer charges, and other similar government charges levied on or attributable to the Building or Project or their operation, including, without limitation (a) real property taxes or assessments levied on or attributable to the Building or Project; (b) assessments or charges levied or assessed against the Building or Project by any redevelopment agency, municipality or governmental or quasi-governmental agency, including but not limited to any assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies or any assessments pursuant to the PFA, PCSA or the Tri-Party Agreement; (c) any tax, assessment, levy, license fee or charge measured by or based, in whole or in part, by Rent received from the leasing of the Premises, the Building, or the Project, or any portions thereof; (d) general or special, ad valorem, non-ad valorem or specific, excise, capital levy, or other tax, assessment, levy, or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project; (e) any transfer, transaction, or similar tax, assessment, levy, or charge based directly or indirectly upon the transaction represented by this Lease or other leases in the Project; (f) any franchise or margin tax imposed by any governmental entity; (g) any possessory interest, occupancy, use, per capita, or other tax, assessment, levy, or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or the Project; (h) interest on installments as charged by the taxing authority; and (i) the reasonable costs and expenses of any contest or protest of Taxes prosecuted by Landlord, including, without limitation, any appraisal fees and attorneys’ fees reasonably incurred. Taxes shall not include (i) any net income, capital stock, estate or inheritance taxes imposed by the State or Federal Government or their agencies, branches, or departments; (ii) tax penalties, interest or late charges incurred as a result of Landlord’s failure to make timely payment of Taxes; and (iii) special assessments incurred to fund development of the Project, subsequent expansion or renovation of the Project or off-site improvements that exclusively serve the Project. Notwithstanding the foregoing, if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Project shall be discontinued or reduced and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise (a “Substitute Tax”), then such Substitute Tax shall be included within the definition of Taxes. Taxes will be calculated as if paid over the maximum number of installments permitted by law and shall be based on the maximum discount for early payment permitted by Florida Law). Tenant hereby waives, and assigns, transfers and conveys to Landlord, any and all rights to contest or protest any Taxes At Landlord’s option, Landlord shall pay assessments in installments over the longest period of time permitted by the applicable jurisdiction.

2.38 Telecommunications Systems. All telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite and any other transmission systems, for part or all of any telecommunications within the Building or from the Building to any other location.

2.39 Tenant Delays. As defined in Exhibit E.

2.40 Tenant Related Parties. Tenant, its Affiliates, agents, contractors, subcontractors, employees, invitees, subtenants, transferees, and any other party claiming by, through or under Tenant.

2.41 Tenant’s Cost Allocation. The sum of the following: (a) Tenant’s Proportionate Share of Operating Costs for the year in question (which shall include Tenant’s Proportionate Share of Project Operating Costs and Tenant’s Proportionate Share of Office Operating Costs); (b) Tenant’s Proportionate Share of Taxes for the year in question; and (c) Tenant’s Proportionate Share of Insurance for the year in question. If at any time during the Term Operating Costs (to the extent they vary with occupancy) are not based on a completed and fully assessed Project (or the applicable portion thereof with respect to any cost pool) having at least ninety-five percent (95%) of the Rentable Area occupied, then such Operating Costs which vary with occupancy shall be adjusted by Landlord in order reasonably to approximate the variable components of Operating Costs for such year or applicable portion thereof, employing sound accounting and management principles, that would have been payable if the Project (or the applicable portion thereof with respect to any cost pool) were completed, fully assessed and at least ninety-five percent (95%) occupied.

2.42 Tenant’s Property. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment, and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to or reimbursement by Landlord, that can be removed without damage to the Building, and all furniture, furnishings, records, files and other articles of movable personal property owned by Tenant and located in the Premises; however, in no event shall Tenant’s Property include any equipment or other property that Landlord reasonably determines is a leasehold improvement (e.g., rooftop or supplemental air conditioning units).

2.43 Tenant’s Proportionate Share. A fraction, the numerator of which is the Rentable Area of the Premises (as set forth on the Lease Summary), and the denominator of which shall be the Rentable Area of the Project as to Project Operating Costs and the office portions of the Project, as to Office Operating Costs, it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Lease, for purposes of determining Tenant’s Cost Allocation, Landlord may, in its reasonable discretion in accordance with sound accounting and management practices consistently applied, equitably calculate all or any portion of Operating Costs, Taxes and Insurance for the Building separately from the Project, in which event Tenant’s Proportionate Share shall be Tenant’s Proportionate Share of the Building with respect to such items. Tenant’s Proportionate Share is subject to recalculation in accordance with physical changes in the Rentable Area of the Premises, the Building, the Project or the applicable portions thereof. Landlord reserves the right, in the exercise of Landlord’s reasonable judgment, to create pools of similarly situated tenants for the purpose of equitably allocating certain Operating Costs that benefit only the tenants in such pool (“Specialized Operating Costs”). For the purpose of allocating Specialized Operating Costs for any pool of which Tenant is a member, Tenant’s Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Area of the Premises (as set forth on the Lease Summary), and the denominator of which shall be the Rentable Area of the premises of all tenants in such pool.

2.44 Term. As set forth on the Lease Summary, as the same may be extended from time to time; however, the terms and provisions of this Lease shall be effective as of the date of the full execution and delivery of this Lease except for the provisions of this Lease relating to the payment of Rent.

2.45 Transfer. An assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder, a transfer by operation of law, a sublease or license of the Premises or any part thereof, or the use of the Premises by any party other than Tenant and its employees (including any assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder or a sublease of the Premises or any part thereof by Tenant’s heirs and/or executors). “Transfer” shall also include (a) if Tenant is a partnership, limited liability company or any other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or owners, or transfer of fifty percent (50%) or more of partnership, membership or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof, (b) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period; and (c) the sale of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

2.46 Transferee. Any person or entity to whom or which any Transfer is made.

ARTICLE 3

PREMISES AND DELIVERY OF POSSESSION

3.1 Delivery of Possession. Except as otherwise provided herein, Landlord shall use commercially reasonable efforts to deliver possession of Premises on or before the anticipated Possession Date, if any, set forth on the Lease Summary. If for any reason, Landlord is delayed in delivering possession of the Premises to Tenant, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired. Upon Landlord’s delivery of possession to Tenant, Tenant shall, subject to Landlord’s reasonable security requirements, Force Majeure, repairs and other de minimus interruptions, have access to the Premises for the conduct of the Permitted Use therein twenty-four (24) hours per day, seven (7) days per week.

3.2 Commencement Date. If the Commencement Date is not fixed on the Lease Summary, once the Commencement Date is fixed, within ten (10) days following request by Landlord, Tenant will execute and deliver to Landlord a certificate substantially in the form of Exhibit D attached hereto and made a part hereof, indicating thereon any exceptions thereto that may exist at that time. Failure of Tenant to execute and deliver such certificate within ten (10) days following its request by Landlord shall constitute binding and conclusive acceptance of the Premises and acknowledgment by Tenant that the statements included in Exhibit D, as prepared by Landlord, are true and correct.

ARTICLE 4
RENT

Tenant agrees to pay to Landlord all Rent payable hereunder, without set-off or deduction (unless otherwise expressly provided for in this Lease), in lawful money of the United States of America. Tenant shall pay the Rent as follows:

4.1 Base Rent. Tenant shall pay to Landlord the Base Rent without notice, demand or offset, in installments due and payable in advance on the first (1st) day of each calendar month during the Term. Along with and in addition to each monthly Base Rent payment under the Lease, Tenant shall pay to Landlord any sales or privilege tax required under applicable Law, including but not limited to Florida Statutes Section 212.031 and any amendments or replacements thereof. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Base Rent.

4.2 Tenant’s Cost Allocation. In addition to the Base Rent and all other payments due under this Lease, Tenant shall pay Tenant’s Cost Allocation, as follows:

4.2.1 Estimated Payments. Tenant shall pay Landlord’s reasonable estimate of Tenant’s Cost Allocation for each calendar year of the Term (the “Estimated Payment”) in advance, in monthly installments, commencing on the first (1st) day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first (1st) day of the month following the month in which Landlord notifies Tenant of any revised Estimated Payment. Landlord shall estimate from time to time the amount of Tenant’s Cost Allocation for each calendar year of the Term, make an adjustment to the Estimated Payment due for such calendar year and notify Tenant of the revised Estimated Payment in writing. Within ten (10) days after Tenant’s receipt of notice of such adjustment and the revised Estimated Payment, Tenant shall pay Landlord a fraction of such revised Estimated Payment for such calendar year (reduced by any amounts paid pursuant to the first sentence of this Section 4.2.1). Such fraction shall have as its numerator the number of months which have elapsed in such calendar year to the date of such payment, both months inclusive, and shall have twelve (12) as its denominator. All subsequent payments by Tenant for such calendar year shall be based upon such adjustment and the revised Estimated Payment. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Estimated Payment.

4.2.2 Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall deliver to Tenant a reasonably detailed statement (the “Statement”) setting forth the total actual Operating Costs, Taxes and Insurance Costs and Tenant’s Cost Allocation for such year. If Tenant’s Cost Allocation for such year exceeds the total of the Estimated Payment made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the Statement and any amount payable by Tenant that would not otherwise be due until after the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be estimated by Landlord with an adjustment to be made once the exact amount is known. If the Estimated Payment made by Tenant exceeds Tenant’s Cost Allocation for such year, then Landlord shall credit against Tenant’s next ensuing Estimated Payment(s) an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord after the Expiration Date, Landlord shall pay Tenant the amount of the credit after deducting therefrom any amounts then owed by Tenant to Landlord. The obligations of Tenant and Landlord to make payments required under this Section shall survive the expiration or termination of this Lease, and Landlord’s failure to deliver the Statement shall not be deemed a waiver of Landlord’s right to make the adjustments set forth herein.

4.3 Landlord’s Records. Landlord shall maintain records respecting Project Operating Costs, Taxes and Insurance Costs and determine the same in accordance with Generally Accepted Accounting Principles, consistently applied. Provided Tenant is not in Default, Tenant or its representative experienced in auditing such records (which may not be an accountant or other consultant compensated on a contingency basis) shall have the right to examine such records (which shall in no event include any other tenants’ leases or Landlord’s tax returns or financial statements) upon reasonable prior notice (except that no such examination may occur during the months of December or April or during Landlord’s fiscal year end, if other than December 31) specifying which records Tenant desires to examine, during normal business hours at a time mutually agreed upon by Landlord and Tenant and at the place or places within the United States where such records are normally kept, by sending such notice no later than one hundred eighty (180) days following the furnishing of the Statement. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period and may audit Landlord’s records with respect to any given calendar year only once. Tenant may take exception to matters included in Project Operating Costs or Landlord’s computation of Tenant’s Proportionate Share by sending notice specifying such exception and the reasons therefor to Landlord (including any reports prepared by Tenant’s representative and any accompanying data) no later than sixty (60) days after Landlord makes such records available for examination. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord shall refer the matter to an independent (i.e., an accountant not previously employed by Landlord) certified public accountant of Landlord’s choice, subject to Tenant’s reasonable approval, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification, including, without limitation, any reasonable attorneys’ fees incurred by Landlord in connection therewith, unless such certification determines that Project Operating Costs were overstated by more than five percent (5%) in the aggregate for the applicable year, in which event Landlord shall pay the cost of such certification. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Cost Allocation in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved. Tenant acknowledges that any information gathered through an audit is strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial and legal consultants or as required by Law. The Statement shall be considered final, except as to matters to which exception is taken in the manner and within the times specified herein.

4.4 Other Taxes Payable by Tenant. In addition to the Base Rent and any other charges to be paid by Tenant hereunder, Tenant shall, as an element of Rent, reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) that are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by, or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located at the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord; or (b) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, including but not limited to any sales tax on the Rent paid hereunder. If it becomes unlawful for Tenant to reimburse Landlord for any taxes or other charges as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

4.5 Place of Payment. All Rent shall be paid at the address Landlord may from time to time designate in writing and in no event shall Landlord’s acceptance of Rent from any party other than the Tenant named in the Lease Summary create a tenancy between Landlord and such party.

4.6 Interest and Late Charges. If Tenant fails to pay any Rent within five (5) days from when due, the unpaid amounts shall bear interest at the Interest Rate. Tenant acknowledges that the late payment of any Rent will cause Landlord to incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such payment is not received by Landlord within five (5) days from when due, Tenant shall pay Landlord a late charge equal to three percent (3%) of such payment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for loss resulting from Tenant’s nonpayment; provided, however, that Tenant shall be entitled to written notice of non-payment prior to the commencement of the foregoing five (5) day grace period and the application of such late charge, on the second (2nd) occasion in any twelve (12) month period on which Rent is not timely paid. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages for any default of Tenant or as limiting Landlord’s remedies in any manner. In addition, any check returned by the bank for any reason will be considered late and will be subject to all late charges, plus a Fifty Dollar ($50.00) fee. After two (2) returned checks in any twelve (12) month period, Landlord will have the right to receive payment by a cashier’s check or money order. Nothing contained herein shall be construed as to compel Landlord to accept any payment of Rent in arrears or late charges should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the event of a Default.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6
USE

6.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use as shown on the Lease Summary, and for no other purpose without Landlord’s consent (which consent may be withheld in Landlord’s sole discretion). Tenant shall comply with all recorded covenants, conditions, and restrictions, applicable Laws, and the provisions of all ground or underlying leases, now or hereafter affecting the Project, so long as any such future ground leases, covenants, conditions or restrictions do not materially increase Tenant’s obligations under this Lease or materially decrease Tenant’s rights under this Lease. Additionally, Tenant shall perform all obligations, satisfy all conditions and comply with all covenants of “Owner,” “Developer” or other applicable term for the developer of the Project under all Site Specific Agreements related to performance by Tenant specifically as opposed to developer and/or construction requirements (and without limiting any other provision of the Lease, Tenant specifically agrees to indemnify, defend and hold Landlord harmless from and against any and all loss, cost or damage incurred by Landlord including governmental fines and penalties arising out of or resulting from any violation of the foregoing).Without limiting the generality of the foregoing, Tenant shall comply with all obligations under Article V of the PFA, including, without limitation, the obligation to relocate its corporate headquarters to the Project within one-hundred eighty (180) days after the final certificate of occupancy is issued for the office portion of the Project, and thereafter maintain its headquarters in at least 20,000 square feet of space for five (5) years from the date of first occupancy of its headquarters in the Project. Tenant shall, at Tenant’s expense, comply with all insurance company and/or Mortgagee requirements pertaining to the use of the Premises of which Tenant has been notified in writing, so long as the same do not materially increase Tenant’s obligations under this Lease or materially decrease Tenant’s rights under this Lease. Tenant shall not (a) do or permit anything to be done in or about the Premises that would in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project or violate any restrictions or exclusive uses set forth in any other tenants’ leases; however, general office use and the operation of a test kitchen and computer support facilities shall not be deemed a violation of such covenant; (b) injure, annoy or interfere with the business of any other tenants or occupants of the Project or any of their invitees; (c) cause, maintain or permit any nuisance arising out of Tenant’s use or occupancy of the Premises; or (d) commit or suffer to be committed any waste in or upon the Premises, the Building or the Project. Tenant acknowledges that the Building and/or Project has, or in the future may seek, a USGBC or other “green agency” rating and, as a result, the Building and/or Project will be operated pursuant to Landlord’s sustainable practices (as the same may be modified by Landlord from time to time) and, in connection therewith, Tenant (i) shall comply with such practices, and (ii) shall not do or permit anything to be done in or about the Premises that would in any way jeopardize any such rating; provided that compliance does not result in a material cost to Tenant.

6.2 Compliance with Law. Tenant acknowledges and agrees that, except as may otherwise be specifically provided in this Lease, Landlord has made no representation or warranty as to whether the Premises, the Building or the Project conforms to the requirements of Law; provided that notwithstanding the foregoing, the Landlord Work will be completed in compliance with applicable Laws. After completion of the Landlord Work, Tenant shall be responsible for compliance of the Premises with applicable Law and shall bear all costs necessary to maintain the interior, non-structural portions of the Premises in compliance with Law and any related inspections. In the event any compliance requires structural work, Landlord will perform such structural work to the extent required under applicable Law at Landlord’s cost, subject to inclusion in Operating Costs (to the extent permitted in Section 2.24), unless such structural work is required as a result of any Alterations or Tenant’s particular use of the Premises (as opposed to general office use), in which case Landlord may charge the cost of such work back to Tenant as Additional Rent. Tenant shall also be responsible for the cost of any alterations to other portions of the Building or the Project necessitated by any Alterations or any change in use of the Premises after completion of the Landlord Work. Tenant shall not use or occupy the Premises in violation of any Law or the certificate of occupancy issued for the Building or the Project and shall, upon notice from Landlord, immediately discontinue any use of the Premises that is declared by any governmental authority having jurisdiction to be a violation of Law or the certificate of occupancy. A final judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such Laws in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Should any obligation be imposed by Law, then Tenant agrees, at its sole cost and expense, to comply promptly with such obligations to the extent the same relate to the Premises or Tenant’s particular use of the Premises, the Building or the Project. Effect on Landlord’s Insurance. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any property coverage, or other insurance policy covering the Building, the Project or any property located therein. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

6.3 Test Kitchen. Tenant may, as an initial Improvement or as an Alteration hereunder, construct or modify a portion of the Premises to be used as a test kitchen. Landlord will provide electricity and natural gas to the core of the Building, but Tenant will be responsible for distribution and capacity for the test kitchen to the extent desired by Tenant. Tenant will be responsible for installation and maintenance, at Tenant’s cost, of any supplemental heating, ventilation and air conditioning system which Tenant elects to install as part of the test kitchen (provided that any Supplemental HVAC will be subject to Landlord’s review and approval as provided herein). The construction of a test kitchen shall be subject to Tenant’s receipt of all applicable governmental permits and approvals and Landlord’s consent, not to be unreasonably withheld, conditioned or delayed to all plans and specifications. The construction and all plans therefor will be subject to the terms and conditions of Exhibit E or Article 11, as applicable. Tenant acknowledges that Tenant shall be solely responsible for any required venting, plumbing, and additional utilities for such modifications which may include, without limitation, installation of a grease trap. Such test kitchen shall not cause any objectionable odors within the Project. Upon expiration or earlier termination of this Lease, Tenant shall remove all equipment located in the test kitchen and all vents, grease traps, overstandard utility connections and similar specialized improvements which would not be consistent with general office use, and will repair any damage caused by such removal (including patching of walls and properly removing or capping any utility lines and sealing any penetrations caused by such removal, and will otherwise surrender the Premises in good condition, ordinary wear and tear excepted. Tenant acknowledges that Landlord has made no representation or warranty with respect to the probability of Tenant’s obtaining required governmental permits and approvals for such test kitchen and in the event Tenant does not receive the necessary permits and approvals, Tenant’s and Landlord’s rights and obligations under this Lease shall not be affected.

6.4 Use of Common Areas. Use of all Common Areas by any Tenant Related Parties shall at all times be subject to the Rules and Regulations and the exclusive control and management of Landlord.

6.5 Continuous Operations. Tenant shall continuously use, operate and actually occupy the entire Premises solely for the Permitted Use set forth in the Lease Summary from the date Tenant commences to conduct business in the Premises until the fifth (5th) anniversary of the such date of initial occupancy and otherwise in compliance with the requirements of Section V of the PFA unless prevented from doing so because of Force Majeure (subject to the notification requirements and duration limitations set forth in this Lease), condemnation, or due to Tenant’s remodeling as provided below. Tenant agrees that it will conduct its business in the Premises on all days and during all hours reasonably established by Landlord for the Building. Tenant agrees that it will conduct business on such days and during such hours in good faith, maintaining at all times a full staff of employees.

6.6 Employment Requirements. Reference is made to the PCSA by and between Landlord and the CRA. Reference is made to Section 4 of the PCSA, which provides that Landlord and Tenant shall use good faith efforts to offer local employment opportunities. During the initial hiring of staff, Tenant shall seek to have at least twenty percent (20%) of permanent hires reside within US Postal Zip Codes 33444, 33445 and 33483 within the incorporated city limits of the City of Delray Beach except to the extent, if any, that this requirement is modified or waived by the City or CRA. Tenant further agrees to:

a)	provide written notification to the CRA of the process and timing of job openings and the available staff positions;
b)	conduct at least two (2) job placement fairs at a reasonable place to be determined by the CRA and community partners prior to completion of the Project;
c)	maintain records on local persons who applied for jobs and those who were hired; and
d)	document its participation, if any, in local employment training programs; and
e)	otherwise comply with the provisions of Section 4 of the CRA (and without limiting any other provision of the Lease, Tenant specifically agrees to indemnify Landlord from and against any and all loss, cost or damage incurred by Landlord including governmental fines and penalties arising out of or resulting from any violation of the foregoing).
f)	Provide any reports evidencing compliance to CRA as required.

6.7 Communications Equipment. Subject to all Laws and any weight and/or load restrictions of the roof of the Building, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain up to two (2) satellite dishes (not to exceed eighteen (18) inches in diameter), together with all cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the purpose of receiving radio, television, computer, telephone or other communication signals to and from the Premises in connection with Tenant’s use of the Premises, at a location on the roof of the Building designated by Landlord and reasonably acceptable to Tenant. Such use of the roof for Communication Equipment shall be at no additional charge to Tenant during the Term and any extensions thereof. Tenant shall ensure that any Communication Equipment installed by Tenant does not interfere with any equipment installed on the roof of the Building prior to Tenant’s installation of its Communication Equipment. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty and shall comply with all applicable provisions of Article 11 when installing the Communication Equipment (and if there is an inconsistency between this Section 6.7 and the provisions of Article 11, the provisions of this Section 6.7 shall control). Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

6.7.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all Laws and Landlord makes no representation that such Laws permit such installation and operation. Further, Tenant’s Communication Equipment shall not cause the Building rooftop to violate any Laws and Tenant shall be responsible for ensuring that its use does not cause such a violation.

6.7.2 Landlord’s reasonable approval and shall include any screening reasonably requested by Landlord.

6.7.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building’s electrical system) shall be borne by Tenant. Landlord agrees to cooperate (at no expense to Landlord) with Tenant in obtaining such permits and connections.

6.7.4 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

6.7.5 Tenant shall use the Communication Equipment so as not to cause any interference or danger to other tenants in the Building or with any other tenant’s or licensee’s communication equipment installed on the roof prior to Tenant’s installation of its Communication Equipment, and not to damage the Building or interfere with the normal operation of the Building.

6.7.6 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Building) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

6.7.7 Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any Laws in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) be responsible for any necessary repairs, replacements to or maintenance of the Communication Equipment.

6.7.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 6.7.8 shall survive the expiration or earlier termination of this Lease.

6.7.9 The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 17 and 18 of this Lease.

6.7.10 Tenant shall be entitled, at no additional charge, to use its pro rata share of the existing risers of the Building to install its Communication Equipment; provided that Landlord makes no representation regarding the capacity of such risers. In the event additional capacity is needed, Tenant shall have the right to provide such additional capacity, subject to Landlord’s prior written approval of the methods and manner of providing such additional capacity, which consent may be withheld in Landlord’s reasonable discretion.

6.7.11 Tenant hereby agrees to comply with all Laws applicable to the use of its Communication Equipment, including, without limitation, FCC and OSHA regulations relating to radio frequency (“RF”) emissions. Further, Tenant represents and warrants that the operation of the Communication Equipment will not cause the Building rooftop to violate the maximum permissible exposure rules established by OSHA. At Landlord’s option, Tenant shall (i) pay the cost of a study of the Building rooftop to ensure that Tenant’s use pursuant to this Section 6.7 will not cause the rooftop to be in violation of any RF emissions requirements, which study shall be performed by a contractor reasonably approved by Landlord, and (ii) take any steps required by any applicable Laws to cause the use of the Communication Equipment to comply with such Laws, including implementation of an RF safety program which complies with all OSHA and FCC regulations.

ARTICLE 7

HAZARDOUS MATERIALS

7.1 Indemnity. Tenant shall indemnify, defend and hold harmless all Landlord Related Parties from and against all Claims directly or indirectly arising out of the existence, use generation, migration, storage, transportation, release, threatened release, or disposal of Hazardous Materials (including, without limitation, the Permitted Materials (hereinafter defined)) in, on, or under the Premises, the Building or the Project or in the groundwater under the Project and the migration or transportation of Hazardous Materials to or from the Premises, the Building or the Project or the groundwater underlying the Project, to the extent that any of the foregoing is caused, or alleged to be caused, by any Tenant Related Parties. Notwithstanding the foregoing, Tenant will be permitted to use de minimis quantities of general office supplies typically used in the ordinary course of business (e.g., copier toner, liquid paper, glue, ink, and cleaning products) in commercially reasonable amounts and in accordance with all applicable Laws. This indemnity extends to the costs incurred by any Landlord Related Party to investigate, remediate, monitor, treat, repair, clean-up, dispose of, or remove such Hazardous Materials in order to comply with the Environmental Laws; provided that if Tenant is not otherwise in Default, Landlord shall give Tenant not less than thirty (30) days’ advance notice of Landlord’s intention to incur such costs.

7.2 Restriction on Hazardous Materials. Tenant shall not permit any Tenant Related Parties to use, generate, manufacture, store, transport, release, threaten release, or dispose of Hazardous Materials in, on, or about the Premises, the Building or the Project or transport Hazardous Materials from the Premises, the Building or the Project unless Tenant shall have received Landlord’s prior consent therefor, which Landlord may revoke at any time, and shall not cause or permit the release or disposal of Hazardous Materials from the Premises, the Building or the Project except in compliance with applicable Environmental Laws; provided, however, Tenant shall be permitted to use and store at the Premises de minimus amounts of customary office and cleaning supplies in compliance with applicable Environmental Laws (the “Permitted Materials”). Tenant shall promptly deliver notice to Landlord if Tenant obtains knowledge sufficient to infer that Hazardous Materials are located on the Premises, the Building or the Project that are not in compliance with applicable Environmental Laws or if any third party, including without limitation, any governmental agency, claims a significant disposal of Hazardous Materials occurred on the Premises, the Building or the Project or is being or has been released from the Premises, the Building or the Project.

7.3 Investigation of Contamination. Upon reasonable written request of Landlord, Tenant, through its appropriately qualified and licensed professional engineers, and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Materials contamination of the Premises, the Building or the Project caused by Tenant, Tenant Related Parties or for which Tenant is responsible hereunder that would arguably come within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. Tenant, using duly licensed and insured contractors approved by Landlord, shall promptly commence and diligently complete the removal, repair, clean-up, and detoxification of any Hazardous Materials from the Premises, the Building and the Project as may be required by applicable Environmental Laws that comes within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 8

SERVICES AND UTILITIES

8.1 Furnishing of Building Services. Landlord agrees to furnish the Building Services as set forth on Exhibit F. By executing this Lease, Tenant hereby authorizes Landlord to obtain information regarding Tenant’s utility and energy usage at the Premises directly from the applicable utility providers and Tenant shall execute, within five (5) days of Landlord’s request, any additional documentation required by any applicable utility provider evidencing such authorization. Further, within thirty (30) days of Landlord’s request (or such shorter time as may be required in order for Landlord to comply with applicable Laws), Tenant shall provide to Landlord all requested information regarding Tenant’s utility and energy usage at the Premises.

8.2 Interruption in Services. Except as set forth below, Landlord shall not be in default hereunder nor be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated, for any interruption of or diminution in the quality or quantity of Building Services, including, without limitation, when the same is occasioned, in whole or in part, by (a) repairs, replacements, or improvements; (b) by inability to secure or limitation, curtailment, or rationing of, or restrictions on, use of electricity, gas, water, or other form of energy serving the Premises, the Building or the Project; (c) by any accident or casualty; (d) by act or Default by Tenant or other parties; or (e) by Force Majeure. No failure, delay or diminution in Building Services shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease (except as set forth below). Furthermore, Landlord shall not be liable under any circumstances for loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure, delay or diminution of any Building Services.

Additionally, an “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide Building Services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Cost Allocation shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the Rentable Area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Cost Allocation for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Cost Allocation allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such Building Services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Landlord and Tenant, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Cost Allocation. The term “Eligibility Period” shall mean a period of five (5) consecutive calendar days after Landlord’s receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant’s Cost Allocation shall be Tenant’s sole remedy for an Abatement Event. This paragraph shall not apply in case of damage to, or destruction of, the Premises or the Property, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

8.3 Extraordinary Demand. If Landlord reasonably determines that Tenant’s use of the Premises, Building and/or Project requires Landlord to provide increased levels of any Building Services (including security services), including but not limited to Tenant’s use of heat generating machines or equipment in the Premises that affect the temperature otherwise maintained by the heating, ventilation and air-conditioning system, then upon not less than ten (10) Business Days (or such shorter period as is commercially reasonable given the circumstances) Landlord reserves the right to provide increased levels of such Building Services (including security services) as a result thereof, including the right to install supplementary air-conditioning units in the Premises; and the cost of any and all such increased Building Services (including, without limitation, the cost of installation, operation, and maintenance of any such supplementary air-conditioning units) shall be paid by Tenant within thirty (30) days after demand by Landlord.

8.4 Customary Quantities. Tenant shall not consume water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space without first procuring the reasonable consent of Landlord, and in the event of consent, Landlord may install a water meter or electrical meter in the Premises to measure the amount of water or electric current consumed. Tenant shall bear the cost of any such meter and of its installation, maintenance, and repair, and Tenant agrees to pay to Landlord promptly, upon demand, for all water and electric current consumed as shown by said meters at the rates charged for such services by the local public utility plus any additional reasonable expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed, the excess cost for water and electric current shall be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant’s expense. Tenant shall not use any apparatus or device in the Premises that uses in excess of 120 volts. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises.

8.5 Separate Metering. Nothing in this Article shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises at Landlord’s sole cost; provided that the parties acknowledge that it is currently contemplated that the Premises will be separately metered by Landlord for electricity (other than electricity for the HVAC which is anticipated to be submetered).

8.6 Safety and Security Devices, Services, and Programs. The parties acknowledge that safety and security devices, services, and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts or ensure safety of persons or property. The risk that any safety or security device, service, or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests; and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

8.7 Utility Deregulation. If permitted by applicable Law at any time in the future, Landlord shall have the right at any time and from time to time during the Term to either contract for electricity service from different companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”), and the costs, charges or expenses reasonably incurred by Landlord to change such service shall be an Operating Cost hereunder (provided the cost of such electricity does not exceed the prevailing market rate charged by the municipal utility provider for such electricity). Tenant agrees to cooperate with Landlord and any Alternate Service Provider at all times and, as reasonably necessary, to provide reasonable access to any electric facilities within the Premises. Tenant may not elect to use any electricity service provider other than the one designated by Landlord for the Building without the prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

8.8 Government Energy or Utility Controls. In the event of imposition of any government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby, and the same shall not constitute a constructive eviction of Tenant. In the event of a difference in interpretation by Landlord and Tenant of any such controls, Landlord’s interpretation shall prevail, and Landlord shall have the right to enforce compliance therewith, including, without limitation, the right of entry into the Premises to effect compliance.

8.9 Telecommunications. Tenant and Tenant’s telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies (“Telecommunications Companies”), shall have no right of access to or within the Project for the installation and operation of Tenant’s Telecommunications System without Landlord’s reasonable prior consent. All work with respect to Tenant’s Telecommunications System shall be subject to the terms of Article 11 of this Lease and such work shall be deemed to be an Alteration. Tenant will not use more than its proportionate share of the utility risers within the Building.

8.10 Generator. Subject to compliance with all recorded covenants, conditions, and restrictions, the provisions of all ground or underlying leases, now or hereafter affecting the Project and all applicable Laws and the provisions of this Section 2, Landlord shall permit Tenant to install and maintain, at Tenant’s sole cost and expense, a generator intended to supply back-up electricity to the Premises (the “Generator”). The Generator shall be used by Tenant only during (i) testing and regular maintenance (and all testing shall occur outside of business hours and upon a minimum of 48 hours advance notice to Landlord’s property manager so as not to disrupt other tenants of the Project), or (ii) any period of electrical power outage in the Premises. Tenant shall submit the specifications for design, operation, installation and maintenance of the Generator (and in no event shall the specifications include any below ground fuel storage tanks) for Landlord’s consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers, so that the Building’s systems are not adversely affected, and Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with Landlord’s review and consent to such specifications. In addition, Tenant shall ensure that the Generator does not result in any Hazardous Materials being introduced to the Project. Further, Tenant shall be responsible for ensuring that the Generator does not unreasonably interfere with the use of the Project or Building by other tenants. In the event another tenant of the Project or of a neighboring project complains in writing of problems caused by the Generator (including noise and/or exhaust complaints), Tenant shall take whatever steps are reasonably necessary to remedy the problem complained of, including removal of the Generator if another solution is not available. Tenant shall ensure that the design and installation of the Generator is performed in a manner so as to minimize or eliminate any noise or vibration caused by the Generator. Any repairs and maintenance of the Generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to the Generator. If Tenant is so notified by Landlord, Tenant shall, at Tenant’s sole cost and expense, remove the Generator upon the expiration or earlier termination of the Lease and repair all damage to the Project resulting from such removal. For purposes of the Lease, the Generator and the Generator Area shall be deemed part of the Premises, except for the casualty and condemnation provisions of this Lease and for determining Base Rent and Tenant’s Cost Allocation. Tenant shall be responsible for and shall pay all costs of the Generator, including without limitation any costs arising from any Claims by and third party in connection with Tenant’s use of the Generator and the Generator Area. In connection with Tenant’s use of the Generator, Tenant shall, at Tenant’s sole cost and expense, obtain and maintain (i) boiler and machinery insurance coverage, written on a cause of loss – special form (“all risks”) basis, for 100% of the replacement cost value new, without deduction for depreciation, of the Generator and in amounts that meet any co-insurance clauses of the policies of insurance, and (b) pollution legal liability insurance with a limit of not less than One Million Dollars ($1,000,000) per occurrence and in the aggregate, and Tenant acknowledges and agrees that the provisions of this Lease pertaining to insurance and the waiver of subrogation shall apply with respect to such insurance.

Tenant’s choice of contractor(s) and subcontractor(s) associated with the Generator shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Generator shall be installed and/or constructed in accordance with the plans and specifications approved by Landlord and shall be performed and completed in compliance with all Laws, free of liens and without any claims for unpaid bills for material, labor or supplies. Landlord’s review of any plans and specifications as set forth in this Section shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with Law or other like matters (accordingly, notwithstanding that any plans and specifications are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in such plans and specifications). Tenant shall carry “Builder’s All Risk” insurance in a commercially reasonable amount covering the installation and/or construction of the Generator, it being understood and agreed that the Generator shall be insured by Tenant immediately upon completion thereof. Tenant’s contractor(s) and subcontractor(s) shall be licensed and carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with commercially reasonable limits in form and with companies as are reasonably approved by Landlord. Tenant’s contractor(s) and subcontractor(s) shall submit to Landlord a Certificate of Insurance naming Landlord, Landlord’s property management company and any other parties designated by Landlord as additional insureds. Tenant shall furnish to Landlord executed permits, evidence reasonably satisfactory to Landlord of final inspections of the Generator of all governmental agencies having jurisdiction over the Premises, and such invoices, certifications, affidavits, lien releases, and other documentation as Landlord may reasonably request, to be assured, to Landlord’s reasonable satisfaction, that the Generator has been installed and/or constructed in compliance with Laws and in accordance with the plans and specifications approved by Landlord and have been paid for by Tenant. Tenant hereby acknowledges that Tenant may be performing the installation and/or construction of the Generator work during the Term, and Tenant shall not be entitled to any abatement or reduction of Rent in connection with such work, nor shall any such work be deemed an eviction, actual or constructive, of Tenant. In the event Tenant elects to construct or install the Generator, Tenant shall prosecute such construction or installation continuously and diligently to completion as soon as reasonably possible. The rights granted under this Section are personal to the Named Tenant and shall not be applicable to any other Tenant, assignee, subtenant or other transferee or successor.

8.11 Tenant shall be entitled to install, as an initial Tenant Improvement or as an Alteration, dedicated heating, ventilation and air conditioning units (“Supplemental HVAC”) within or serving the Premises at Tenant’s sole cost and expense. The plans and specifications for any Supplemental HVAC shall, as indicated in Article11 below and the Work Letter (as applicable), be subject to Landlord’s reasonable approval. If Tenant elects to install Supplemental HVAC within or serving the Premises, Tenant shall also install, at Tenant’s sole cost and expense, separate meters or at Landlord’s option, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such meters or submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Supplemental HVAC and such units shall, at Landlord’s option, be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Lease Term or any applicable Extension Option.

ARTICLE 9

CONDITION OF THE PREMISES

Prior to the Possession Date, Landlord shall perform the Landlord Work, if any, as described in Exhibit E. Except as expressly provided in this Lease or in Exhibit E-1, Tenant acknowledges that Tenant is leasing the Premises on an “as is, where is” basis. Tenant’s taking possession of the Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Premises were in good order and satisfactory condition, except as expressly set forth herein and except for reasonable Punchlist Items delivered in accordance with Exhibit E. No promise of Landlord to alter, remodel, repair, or improve the Premises, the Building or the Project, and no representation, express or implied, respecting any matter or thing relating to the Premises, the Building, the Project or this Lease (including, without limitation, the condition thereof) have been made to Tenant by Landlord or its broker or sales agent, other than as may be expressly contained in this Lease. Promptly following the Possession Date, and Tenant’s receipt of the Permits (as defined in Exhibit E-1), Tenant shall construct the initial Tenant Improvements in the Premises as described in Exhibit E-1.

ARTICLE 10

REPAIRS AND MAINTENANCE

10.1 Landlord’s Obligations. Landlord shall maintain in good order, condition, and repair the portions of the Building, the Project and the Premises that are not the obligation of Tenant or any other tenant in the Building. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building Systems serving, located in, or passing through the Premises or any other damage that Landlord is obligated to repair. Tenant hereby waives and relinquishes any right Tenant may have under any applicable Law now or hereafter in effect to make any repairs at Landlord’s expense.

10.2 Tenant’s Obligations. Tenant, at Tenant’s sole expense, shall maintain, repair and replace the Premises as needed to keep all interior, non-structural portions of the Premises in good order, condition, and repair, including, without limitation, the following: (a) all plumbing and sewage facilities, including but not limited to all plumbing fixtures, pipes, fittings, or other parts of the plumbing system that exclusively serve the Premises; (b) all fixtures, interior walls, floors, carpets, draperies, window coverings, and ceilings; (c) all interior windows, doors, entrances, and plate glass; (d) all electrical wiring, facilities and equipment, including, without limitation, any nonstandard light fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment, and systems that either (i) exclusively serve, or (ii) are located within and exclusively serve the Premises (it being agreed that anything inside of the walls of the Premises shall not be considered to be located within the Premises); and (e) any fire detection or extinguisher equipment that Landlord does not maintain.

10.3 Damage by Tenant. Except for ordinary wear and tear and subject to Section 18.7 below, Tenant shall promptly reimburse Landlord for any costs that Landlord may incur in making repairs and alterations in and to the Premises, the Building, Building Systems, the Project or facilities, systems or equipment of the Project (and in no event shall the provisions of Section 18.7 apply to such reimbursement obligation), where the need for such repairs or alterations is caused by any of the following: (a) Tenant’s use or occupancy of the Premises in a fashion that contravenes any provision of this Lease; (b) the installation, removal, use, or operation of Tenant’s Property; (c) the moving of Tenant’s Property into or out of the Building; or (d) any misuse, tortious act, omission, or negligence of any Tenant Related Parties.

10.4 Load and Equipment Limits. Tenant shall not without Landlord’s consent place a load upon the Premises that exceeds the load per square foot, that the structural portions of the Premises were designed to carry, as determined by Landlord or Landlord’s structural engineer. Upon demand Tenant shall pay the cost of any such determination for items other than the equipment, library, files, and furniture originally approved by Landlord or by Landlord’s structural engineer.

ARTICLE 11

ALTERATIONS AND ADDITIONS

11.1 Tenant’s Alterations. Tenant shall not make any additions, alterations, or improvements (the “Alterations”) to the Premises without the prior consent of Landlord, which consent shall be requested by Tenant at least thirty (30) days prior to the commencement of any work and such request for consent shall include (A) Tenant’s proposed plans and specifications for the Alterations, (B) a detailed critical path construction schedule containing the major components of the Alterations and the time required for each, including the scheduled construction commencement date, milestone dates and the estimated completion date, (C) an itemized statement of estimated construction costs, including fees for permits and architectural and engineering fees, (D) evidence satisfactory to Landlord of Tenant’s ability to pay the cost of the Alterations, (E) the names and addresses of Tenant’s contractors (and said contractors’ subcontractors) and materialmen to be engaged by Tenant for the Alterations (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”); however, Landlord may designate a list of approved contractors for any portions of the Alterations involving the Building’s structure or the Building Systems, from which Tenant must select its contractors for such portions of the Alterations (“Approved Contractors”), and (F) certificates of insurance, evidencing the insurance required under this Article 11. Landlord’s consent to the Alterations (and Landlord’s approval of Tenant’s plans and specifications therefor) shall not be unreasonably withheld, conditioned or delayed and any changes or modifications to the Alterations or such plans or specifications thereafter shall require Landlord’s approval (which shall not be unreasonably withheld). Landlord’s review and approval of the plans and specifications for the Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Notwithstanding the foregoing, Tenant shall have the right during the Term to make cosmetic Alterations as Tenant may reasonably deem desirable or necessary (the “Cosmetic Alterations”), without Landlord’s consent, provided that such Alterations (i) are not visible from outside of the Premises; (ii) do not affect the Building’s structure or any Building System; (iii) do not trigger any legal requirement which would require any alteration or improvements to the Building or Project; (iv) do not, in the aggregate, exceed $25,000 (for Alterations other than floor and wall covering) in any twelve (12) month period; and (v) do not require any license, permit or approval under applicable Law and do not result in the voiding of Landlord’s insurance, the increasing of Landlord’s insurance risk or the disallowance of sprinkler credits. Tenant shall give Landlord at least ten (10) days prior written notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the foregoing criteria. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations.

11.2 Construction Requirements. All Alterations shall be (a) performed under a valid permit when required, a copy of which shall be furnished to Landlord before commencement of construction, (b) performed in a good and workmanlike manner using only new, first class materials and Tenant shall obtain contractors’ warranties for a period of at least one (1) year against defects in materials and workmanship; (c) performed in compliance with all applicable Laws, all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), the National Electrical Code, manufacturer’s specifications and Landlord’s construction rules and regulations attached hereto as Exhibit E-2 (the “Construction Rules”); (d) performed so as not to cause or create any jurisdictional or other labor disputes; (e) performed in such manner as not to obstruct access to the Project or the Common Areas or the conduct of business by Landlord or other tenants in the Project and coordinated with any other work in the Project by Landlord or its tenants in order to minimize interference with such work; (f) diligently prosecuted to completion; (g) if applicable, performed in a manner that will not adversely affect the Building’s and or Project’s “LEED” certification, Energy Star rating or other “green agency” rating; (h) performed (A) in compliance with USGBC indoor air quality standards and waste management specifications, and (B) if to the extent applicable, utilizing plumbing fixtures that comply with the EPA’s “Water Sense” program and Energy Star compliant equipment, and (i) performed by Tenant’s Contractors that are reasonably approved by Landlord and, at Landlord’s election, Landlord shall have the right to have at least one (1) additional contractor selected by Landlord (“Landlord’s Contractors”), submit a bid for the Alterations and Landlord shall notify Tenant of any Landlord’s Contractors it elects to have submit a bid for the Alterations at the time Landlord approves Tenant’s Contractors. If Landlord elects to have any Landlord’s Contractors submit a bid for the Alterations, then promptly after Tenant receives all bids, and based upon the bids submitted by Tenant’s Contractors and Landlord’s Contractor(s), Tenant shall notify Landlord in writing of its recommendation for the contractor to perform the Alterations.

Tenant agrees to (1) carry (or cause its general contractor to carry) Causes of Loss-Special Form Builder’s Risk or Installation Floater insurance with a limit of not less than the total cost of the Alterations, in such form and including such terms, conditions and deductibles as are acceptable to Landlord in its sole but reasonable discretion, covering the construction of such Alterations, and (2) cause all of Tenant’s Contractors to agree, in their construction contracts with Tenant, to meet all of the insurance requirements applicable to Tenant pursuant to Article 18 (including providing the certificates of insurance required thereunder). With respect to any Alterations performed after the completion of the initial Tenant Improvements, Tenant shall pay to Landlord a percentage of the cost of the Alterations (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established by Landlord on a uniform basis for the Project but shall not exceed five percent (5%) of the cost of the work) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s supervision of or involvement with the Alterations. Additionally, Tenant shall engage the services of an on-site project manager reasonably acceptable to Landlord, who shall perform daily supervision of the Alterations and who shall be familiar with Landlord’s construction procedures for the Project (including the Rules and Regulations and the Construction Rules). Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord such security as reasonably determined by Landlord to protect Landlord against any liability in connection with any Alterations costing in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, including but not limited to a lien and completion bond naming Landlord as a co-obligee. Promptly after completion of any Alterations, Tenant shall deliver to Landlord “as-built” plans and specifications (including all working drawings) for the Alterations.

Landlord shall have the right to inspect the construction of the Alterations; however, Landlord’s failure to inspect any portion of the Alterations shall in no event constitute a waiver of any of Landlord’s rights under this Article 11, nor shall Landlord’s inspection of any portion of the Alterations constitute Landlord’s approval thereof. If, as a result of Landlord’s inspection, Landlord reasonably disapproves of any portion of the construction of the Alterations, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. In the event Landlord disapproves of any matter that might adversely affect any Building System, the structure or exterior appearance of the Building or any other tenant, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such matter, including, without limitation, causing the cessation of the applicable work.

11.3 Landlord’s Property; Removal. All fixtures, equipment, leasehold improvements (including the Tenant Improvements and any Alterations), and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, other than Tenant’s Property, shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, unless: (i) such removal is necessary to ensure that the Premises and Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; or (ii) Landlord notified Tenant in writing that removal would be required at least thirty (30) days prior to the Expiration Date (however, if this Lease terminates prior to the Expiration Date, such thirty (30) day period shall not apply). In each of the foregoing circumstances, Tenant shall perform such removal and repair any damage caused thereby at Tenant’s sole cost and expense prior to the expiration or earlier termination of this Lease. If Tenant fails to perform such removal prior to the expiration or earlier termination of this Lease Landlord may (but shall have no obligation) to perform such removal on Tenant’s behalf and at Tenant’s sole cost and expense, in which case Tenant shall reimburse Landlord for all of Landlord’s costs incurred for such removal within ten (10) days of demand.

11.4 Lien Free Completion. Upon completion of the Alterations, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the Alterations showing that all of said parties have been compensated in full. Additionally, if Tenant fails to make any payment relating to the Alterations, and Landlord reasonably determines that a lien could be filed based on such failure to pay, Landlord, at its option, may complete the Alterations and/or make such payment and Tenant shall reimburse Landlord for all costs incurred therefor within five (5) days of Landlord’s demand.

11.5 Notices and Liens. Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, the Building or the Project. In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within thirty (30) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing. If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees and/or Landlord shall have the right to deduct such costs from the Allowance (if any). Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant is not in breach of any of its obligations under this Lease and provided, Tenant, at its sole cost and expense, bonds the lien, or transfers the lien from the Property to a bond pursuant to Section 713.76, Florida Statutes Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic’s lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Premises or the Project, or any portion thereof. In accordance with the Florida Construction Lien Law, including, without limitation, Section 713.10, Florida Statutes, and notwithstanding anything to the contrary contained in this Lease, the interest of Landlord, whether real or personal, in and to the Premises, the Project or any part thereof shall not be subject to or chargeable with any liens for labor performed or material or services supplied in connection with any work or improvements performed or caused to be performed by or on behalf of Tenant or any Tenant Related Parties, and Tenant shall have no right, power or authority to create or allow to be created any such liens or liabilities regardless of whether Landlord has approved or consented to or required by the terms of the Lease, the undertaking of such work or other improvements; and this Lease hereby expressly prohibits any such liens or liability. All persons and entities contracting or otherwise dealing with Tenant relative to the Premises and the Project (“potential lienors”) are hereby placed on notice of the provisions of the immediately preceding sentence, and Tenant shall give actual written notice to all such potential lienors, prior to the execution or publication of a notice of commencement relative to the Premises, time being strictly of the essence, that this Lease contains this provision prohibiting such liens and providing that the Landlord shall have no liability whatsoever for any such liens, claims of lien, or notices of nonpayment. Each notice of commencement filed in connection with any such work or improvements performed or cause to be performed by or on behalf of Tenant or any Tenant Related Party, shall expressly provide that Tenant is the owner of a leasehold interest in the Premises, only, and that the Landlord’s fee interest in the Project shall not be subject to any lien in connection with such work or improvements; prior to the filing thereof, Tenant shall furnish to Landlord a copy of each such notice of commencement, together with an express acknowledgment in writing, from the applicable contractor or other potential lienor, in form satisfactory to Landlord, that Landlord’s fee interest in the Project shall not be subject to any lien in connection with such work or improvements. The indemnity provisions of this Lease expressly extend to the consequences of Tenant’s failure to strictly abide by the requirements hereof. The property manager must be aware of the need to provide any contractor who makes a demand for it with a copy of the provision in the lease which copy has been verified as required. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date at least ten (10) business days prior to commencing construction.

ARTICLE 12

CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person, or business; (b) causing an actual or constructive eviction from the Premises; or (c) disturbing Tenant’s use, possession, or beneficial and quiet enjoyment of the Premises:

12.1 Name. To change the name or street address of the Building or the Project without giving Tenant at least ninety (90) days’ prior notice, and Landlord shall not include the name of any tenant (other than Tenant) in the name of the Project.

12.2 Signage. To install and maintain signs on the exterior and interior of the Building and the Project.

12.3 Keys. To have passkeys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes.

12.4 Inspection and Entry. Landlord may enter the Premises on reasonable prior notice to Tenant (except in the event of an emergency, in which case no notice shall be required) (a) to inspect the Premises; (b) to show the Premises to any prospective purchaser or Mortgagee of the Project, or to others having an interest in the Project or Landlord; (c) during the existence of a Default; (d) during the last six (6) months of the Term, to show the Premises to prospective tenants; (e) to make inspections, repairs, alterations, additions, or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting, or balancing controls and other parts of the heating, ventilation and air-conditioning system); and (f) to take all steps as may be necessary or desirable for the safety, protection, maintenance, or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with Laws. During the exercise of Landlord’s rights pursuant to this Section 12.4, Landlord will use commercially reasonable efforts to minimize interference with Tenant’s use and access to the Premises.

12.5 Renovations. Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, the Premises, or the Project, including without limitation, Common Areas, Building Systems, roof, and structural portions of the Building. Renovations may include, without limitation, (a) modifying the Common Areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security; and (b) installing new carpeting, lighting, and wall coverings in the Common Areas. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Building or Project, including, without limitation, portions of the Common Areas, or perform work in the Building that may create noise, dust or leave debris. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for inconvenience, annoyance or loss of the use of any part of the Premises or of Tenant’s Property resulting from the Renovations. During the exercise of Landlord’s rights pursuant to this Section 12.5, Landlord will use commercially reasonable efforts to minimize interference with Tenant’s use and access to the Premises

12.6 Common Areas. Landlord shall have the right to eliminate or change the size, location and arrangement of the Common Areas; to enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; to close all or any portion of the Common Areas as may be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the Common Areas; and to do and perform such other acts in and to the Common Areas as Landlord shall determine to be advisable for the convenience and use thereof by owners, occupants, tenants and invitees of the Building.

12.7 Minimize Interference. In the exercise of the rights set forth in this Article 12, Landlord shall (except in an emergency) take reasonable steps to minimize any interference with Tenant’s business or access to the Premises or parking facility.

ARTICLE 13

RULES AND REGULATIONS

Tenant shall comply with (and cause all Tenant Related Parties to comply with) the Rules and Regulations. Landlord shall not be responsible for any violation of the Rules and Regulations by other tenants or occupants of the Building or Project. All Rules and Regulations, whether now existing or hereafter adopted by Landlord, shall be nondiscriminatory in nature.

ARTICLE 14
TRANSFERS

Except as provided in this Article, Tenant shall not, without the prior reasonable consent of Landlord, make any Transfer.

14.1 Notice. Tenant shall notify Landlord of any proposed Transfer (a “Transfer Notice”). The date of the proposed Transfer must be not less than thirty (30) days or more than one hundred eighty (180) days after the date of the Transfer Notice. The Transfer Notice shall include (a) the proposed effective date of the Transfer; (b) a description of the portion of the Premises to be transferred (the “Subject Space”); (c) all of the terms of the proposed Transfer and the consideration therefor, including, without limitation, a calculation of the Transfer Premium (as defined below); (d) the name and address of the Transferee; (e) current financial statements of the Transferee certified by an officer, partner or owner thereof; (f) any other information reasonably requested that will enable Landlord to determine the financial responsibility, character, and reputation of the Transferee and the nature of such Transferee’s business; and (g) the proposed use of the Subject Space. Landlord shall respond to any properly delivered Transfer Notice within thirty (30) days.

14.2 Fees. Whether or not Landlord shall grant consent, Tenant shall pay Landlord, concurrently with any request for consent a $1,000 administrative review and processing fee, and Tenant shall reimburse Landlord, within thirty (30) days after written request by Landlord for any reasonable legal fees incurred by Landlord in connection with any request for consent.

14.3 Consent. Landlord’s consent shall not be required for any Permitted Transfer. Landlord shall not unreasonably withhold or delay its consent to any other proposed Transfer. It shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.3.1 The Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Building.

14.3.2 The Transferee intends to use the Subject Space for purposes that are not permitted under this Lease.

14.3.3 The Transferee is either a governmental agency or instrumentality thereof (unless such Transferee is already an occupant of the Building).

14.3.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space.

14.3.5 The Transferee is not a party of acceptable financial worth or financial stability in light of the responsibilities involved under the Lease on the date consent is requested, as determined by Landlord.

14.3.6 The Transfer would cause a violation of another lease or any agreement to which Landlord is a party (including, without limitation, Section V of the PFA), or would give an occupant of the Building a right to cancel its lease.

14.3.7 Intentionally Omitted.

14.3.8 Either the Transferee or an Affiliate of the Transferee (a) occupies space in the Building at the time of the request for consent (and Landlord has available space in the Building); (b) is negotiating with Landlord to lease space in the Building at such time; or (c) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice.

14.4 Completion of Transfer. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under this Lease), Tenant may within six (6) months after Landlord’s consent, enter into the approved Transfer, upon substantially the same terms and conditions as are set forth in the Transfer Notice. If there are any material changes in the terms and conditions from those specified in the Transfer Notice (a) such that Landlord would initially have been entitled to refuse its consent to such Transfer; or (b) that would cause the proposed Transfer to be materially (i.e., 5% or more based on the Net Effective Rent as defined below) more favorable to the Transferee than the terms set forth in the Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article (including, without limitation, exercise any of recapture rights Landlord may have under this Lease). The term “Net Effective Rent” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions.

14.5 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant. “Transfer Premium” shall mean (a) all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease on a per rentable square foot basis; (b) all key money and bonus money paid by Transferee; and (c) any payment in excess of fair market value for services rendered by Tenant to Transferee. The “Transfer Premium” shall (i) be reduced by all out-of-pocket expenses incurred by Tenant in connection with the Transfer, such as customary brokerage commissions and reasonable attorneys’ fees, Tenant improvement allowances, free rent, attorneys’ fees associated with such Transfer; and (ii) not include any compensation for the fair market value of Tenant’s Property nor reasonable compensation for the sale of Tenant’s business that is not attributable to the value of Tenant’s leasehold interest hereunder. Tenant shall pay the Transfer Premium to Landlord within five (5) days following actual receipt by Tenant. Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. Within one (1) year following the date of the Transfer, Landlord shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer as necessary to confirm the calculation of the Transfer Premium. If the Transfer Premium shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, together with interest thereon at the Interest Rate and Landlord’s costs of such audit. If the Transfer Premium has been understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant and Tenant shall indemnify Landlord from and against any and all Claims associated with such termination, including but not limited to any Claims by the Transferee.

14.6 Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space; provided that this right will not apply to any Permitted Transfer. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer (or upon the demise of the Subject Space separate from the Premises (such work to be performed by Landlord) if the Subject Space being recaptured is less than the entire Premises). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (i) the Rent reserved herein shall be prorated on the basis of the Rentable Area retained by Tenant in proportion to the Rentable Area of the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and (ii) Tenant shall reimburse Landlord for the costs incurred by Landlord to separately demise the Subject Space from the remainder of the Premises. Upon request of either party, the parties shall execute written confirmation of the foregoing. Notwithstanding the foregoing, if Landlord elects to recapture the Subject Space, Tenant may, within ten (10) days after Tenant’s receipt of Landlord’s notice thereof, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow Landlord to recapture the Subject Space. The provisions of this Section 14.6 shall not apply to any Permitted Transfer.

14.7 Effect of Transfer. If Landlord consents to a Transfer, (a) no terms or conditions of this Lease shall be deemed to have been waived or modified; (b) such consent shall not be deemed consent to any further Transfer; (c) no Transfer shall be valid, and no Transferee shall take possession of the Premises, until an executed counterpart of all documentation pertaining to the Transfer has been delivered to Landlord; and (d) no Transfer shall relieve Tenant or any Guarantor from primary liability under this Lease. The acceptance of Rent by Landlord from any party shall not be deemed to be a waiver of Landlord of any provision hereof. In the event of Default by a Transferee in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease by Transferees without notifying Tenant, and without obtaining its consent thereto, and any such actions shall not relieve Tenant of liability under this Lease and Tenant hereby consents to all or any of the foregoing. Any Transfer for which Landlord’s consent is required but not obtained pursuant hereto shall constitute a Default under this Lease and shall be void and, if such Transfer results in the insolvency of Tenant and/or Tenant is unable to pay its debts (including the Rent due hereunder) as such debts become due, then the obligations of Tenant under this Lease shall be personal liabilities of the owners of the ownership interests in Tenant and Landlord shall have the right to look to such owners for the performance of all of the Tenant obligations under this Lease as if such owners had personally guaranteed this Lease.

14.8 Tenant Remedy for Landlord Refusal to Consent. Landlord and Tenant expressly agree that if the arbitrator (pursuant to the arbitration provision below) determines that Landlord unreasonably withheld consent to a proposed Transfer, Tenant’s sole and exclusive remedies therefor shall be (A) the consummation of such proposed Transfer (subject to the parties’ execution of a consent agreement in a form and substance reasonably acceptable to the parties), or (B) if the arbitrator determines that Landlord withheld such consent in bad faith, seeking compensatory (but not consequential) monetary damages. Except as provided in the immediately preceding sentence, Tenant hereby waives, relinquishes and releases any and all rights to damages of any kind (other than attorneys’ fees to which Tenant is entitled under Section 30.6 below), or the right to terminate this Lease under applicable Laws now or hereafter in effect.

If Tenant disputes the reasonableness of Landlord’s withholding of consent to any Transfer, then, Tenant may, as the sole method for resolving such dispute, submit such dispute to the American Arbitration Association (“AAA”) for resolution in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA (except that the terms of this Article shall supersede any conflicting or otherwise inconsistent rules) within fifteen (15) days after Tenant’s receipt of Landlord’s notice of its withholding of consent to the Transfer in question. If Tenant does not submit such dispute to arbitration within such fifteen (15) day period, Tenant shall be deemed to have accepted Landlord’s withholding of consent to the Transfer in question as reasonable. Provided the rules and regulations of the AAA so permit the following time periods shall apply (and if such rules and regulations do not so permit, the applicable time period set forth in such rules and regulations shall apply): (A) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing and management of commercial properties similar to the Building; (B) the arbitration shall commence two (2) Business Days thereafter and shall be limited to a total of seven (7) hours on the date of commencement until completion, with each party having no more than a total of two (2) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party; and (C) the arbitrator shall make a determination within three (3) Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited solely to a decision as to whether or not Landlord acted reasonably in withholding its consent to the Transfer in question (and, if it is determined that Landlord acted unreasonably, a determination as to whether or not Landlord also acted in bad faith). The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator’s determination may be entered by either party in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party. Tenant hereby expressly acknowledges and agrees that (i) arbitration under this paragraph shall apply only to the issue of whether or not Landlord reasonably withheld consent to a Transfer, and (ii) in no event shall any other issue or dispute under this Lease, including without limitation, a Default, be subject to resolution by arbitration pursuant to this paragraph.

14.9 Permitted Users. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall be permitted to allow up to two (2) individual offices within the Premises to be used by other professionals or persons with whom Tenant has a business relationship, without the necessity of notifying Landlord of such use or obtaining Landlord’s consent thereto, and such use shall not be deemed a Transfer under this Article 14 (and Landlord’s rights under Sections 14.2, 14.3 14.4 and 14.5 shall not apply), provided that (a) Tenant does not enter into a formal space sharing agreement (including a sublease) with such user, in which case all of the provisions of this Article 14 shall apply; (b) Tenant shall not demolish or construct any demising walls in connection with such use; (c) such user’s use of the Premises shall not violate any Laws, including zoning ordinances, to which the Building is subject; and (d) such users shall operate in a manner consistent with the character of the Building as a first-class office project. The rights under this Section 14.9 shall be personal to Named Tenant and any Permitted Transferee thereof.

ARTICLE 15

DESTRUCTION OR DAMAGE

15.1 Landlord Termination Rights. If the Premises or any portion of the Building or the Project is damaged by fire, earthquake, terrorism, act of war, act of God, the elements or other casualty, then Landlord may terminate this Lease upon notice given to Tenant within sixty (60) days after the date of such casualty, effective as of the date of the casualty if (a) in Landlord’s opinion, repairs to the Premises cannot be completed within one hundred eighty (180) days; (b) any other portion of the Building or the Project is damaged to the extent that, in Landlord’s opinion, repair thereof cannot be completed within ninety (90) days; (c) the Premises or any portion of the Building or the Project necessary for Tenant’s occupancy is damaged during the final twelve (12) months of the Term, unless Tenant shall exercise its next available extension option (if any) within ten (10) days following receipt of Landlord’s termination notice and Landlord does not elect to terminate this Lease pursuant to one of the other subsections herein within ten (10) days of such exercise; (d) the insurance proceeds available to Landlord are not sufficient to complete repair or restoration; (e) Landlord’s lender does not elect to make insurance proceeds available to Landlord for repair and restoration; or (f) Tenant has vacated the Premises or is in Default under this Lease.

15.2 Repairs. If this Lease is not terminated as provided above, it shall continue in full force and effect, and Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment, and subject to all other terms of this Article, restore the Premises, the Common Areas and the portions of the Project serving the Premises, but not any Tenant Improvements or Alterations. Further, if any Landlord Work included any above-Building standard improvements and the restoration of such above-Building standard improvements is not covered by the insurance proceeds received by Landlord, the cost of the restoration of such above-Building standard improvements shall be paid by Tenant to Landlord prior to Landlord’s restoration thereof. Such restoration shall be to substantially the same condition of such items as prior to the casualty, except for modifications (a) required by Law; (b) required by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Property; or (c) to the Common Areas reasonably deemed desirable by Landlord, and which are consistent with the character of the Project. No such modifications shall materially impair access to the Premises and any Common Areas serving the Premises. Tenant shall be responsible, at its sole cost and expense, for the repair, restoration, and replacement of the Tenant Improvements, any Alterations and Tenant’s Property as soon as reasonably possible following completely of Landlord’s repairs. Landlord shall not be liable for any loss of business, inconvenience, or annoyance arising from any casualty or any repair or restoration of any portion of the Premises, the Building, or the Project as a result of any damage from any casualty. All work by Tenant shall be subject to the terms and conditions of Article 11.

15.3 Tenant’s Termination Rights. Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed, which assessment shall be based upon the written opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of first class office buildings which notice shall include a copy of the contractor’s written estimate. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced (the “Repair Period”), Tenant may elect, no earlier than sixty (60) days after the date of Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice. Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period; provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect.

15.4 Apportionment of Rent. Upon any termination of this Lease pursuant to this Article, Tenant shall pay the Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease that by their terms survive the expiration or earlier termination of this Lease.

15.5 Abatement. The Rent shall abate on an equitable basis to the extent Tenant’s use of the Premises is impaired, commencing with the date of the casualty and continuing until one hundred twenty (120) days after completion of the repairs required of Landlord.

15.6 Express Agreement. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building, or the Project by fire or other casualty; and any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application.

ARTICLE 16

EMINENT DOMAIN

16.1 Entire Premises. If the whole of the Building or the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the earlier of the date of the date title vests or the date possession is given, and Rent shall be prorated to such date.

16.2 Partial Condemnation. If less than the whole of the Building or the Premises is so taken, this Lease shall be unaffected by such taking, except that (a) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business; and (b) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, this Lease shall terminate on the thirtieth (30th) day after either such notice. Rent shall be prorated to the date of such termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and the Project.

16.3 Proceeds of Award. In the event of any taking, partial or whole, all of the proceeds of any award, judgment, or settlement payable by the condemning authority shall be the exclusive property of Landlord, whether awarded as compensation for the damages to Landlord’s or Tenant’s interest in the Premises and whether or not awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of its right, title, and interest in any award, judgment, or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right, including, without limitation, for relocation expenses, the unamortized cost of leasehold improvements paid for by Tenant and damage to Tenant’s Property and other separate award allowed by Law.

16.4 Repairs. In the event of a partial taking of the Premises that does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking. Tenant shall be responsible at its sole cost and expense for the repair, restoration, and replacement of Tenant’s Property.

ARTICLE 17

INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY

17.1 Tenant’s Indemnity. Except for injury or damage (i) of a type that is covered by the waivers described in Section 18.7, or (ii) arising from the negligence or willful misconduct of Landlord or any Landlord Related Party, Tenant will and does hereby indemnify, defend and hold harmless the Landlord Related Parties against and from any and all Claims that may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties and arising, directly or indirectly, out of or in connection with Tenant’s use, occupancy or maintenance of the Premises, the Building or the Project. Notwithstanding anything to the contrary in this Lease, except as set forth in Section 6.1 and Article 23, in no event shall Tenant be liable for indirect, consequential, or punitive damages, including, without limitation, any damages based on lost profits.

17.2 Assumption of Risk. Tenant hereby assumes all risk of damage or injury to any person or property in, on, or about the Premises from any cause other than the gross negligence, sole negligence or willful misconduct of Landlord, its agents or employees. Tenant agrees that, unless expressly provided herein, no Landlord Related Parties will be liable for any loss, injury, death, or damage to persons or property resulting from any of the following, regardless of whether the same is due to the active or passive act of any Landlord Related Party: (a) theft; (b) Force Majeure; (c) any accident or occurrence in the Premises or any other portion of the Building or the Project caused by the Premises or any other portion of the Building or the Project being or becoming out of repair or by the obstruction, breakage or defect in or failure of equipment, pipes, sprinklers, wiring, plumbing, heating, ventilation and air-conditioning or lighting fixtures of the Building or the Project or by broken glass or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into or out of the Premises; (d) construction, repair or alteration of any other premises in the Building or the Premises, unless due solely to the gross negligence, sole negligence or willful misconduct of Landlord; (e) business interruption or loss of use of the Premises; (f) any diminution or shutting off of light, air or view by any structure erected on the Land or any land adjacent to the Project, even if Landlord is the adjacent land owner; (g) mold or indoor air quality; or (h) any acts or omissions of any other tenant, occupant or visitor of the Building or the Project. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord be liable for indirect, consequential, or punitive damages, including, without limitation, any damages based on lost profits. None of the foregoing shall be considered a constructive eviction of Tenant, nor shall the same entitle Tenant to an abatement of Rent.

17.3 Limitation of Landlord Liability. Neither Landlord nor any Landlord Related Party shall have any personal liability with respect to any of the provisions of the Lease, or the Premises. If Landlord is in breach or default with respect to Landlord’s obligations under the Lease, Tenant shall look solely to the interest of Landlord in the Project for the satisfaction of Tenant’s remedies or judgments. No other real, personal, or mixed property of any Landlord Related Parties, wherever situated, shall be subject to levy to satisfy such judgment. Upon any Transfer of Landlord’s interest in this Lease or in the Project, the transferring Landlord shall have no liability or obligation for matters arising under this Lease from and after the date of such Transfer.

17.4 Landlord’s Indemnity. Except for injury or damage (i) of a type that is covered by the waivers described in Section 18.7, or (ii) arising from the negligence or willful misconduct of Tenant or any Tenant Related Party, Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns from and against any Claims (but excluding claims for consequential damages or lost profits), to the extent (a) arising or resulting from any negligent act or willful misconduct of Landlord, Landlord’s agents, employees or contractors acting within the scope of their employment, or (b) resulting from any occurrence in the Common Area.

ARTICLE 18
INSURANCE

18.1 Landlord Required Coverage. Landlord shall procure and maintain during the Term, (i) a policy or policies of commercial property insurance covering the Project for full replacement value (excluding portions of the Project Tenant is required to insure under Section 18.2.2), (ii) commercial general liability insurance with minimum limits of at least $2,000,000 combined single limit which names Tenant as an “additional insured lessee”, (iii) business income/rental value insurance, and (iv) any other insurance deemed appropriate by Landlord or its Mortgagee and customarily carried by owners of comparable properties in the vicinity of the Project. Landlord will provide thirty (30) days’ prior written notice of the cancellation or modification of such commercial general liability insurance policy. Except as otherwise provided herein, such insurance shall be in such amounts, from such companies, and on such terms and conditions as Landlord or its Mortgagee may deem appropriate from time to time, so long as such amounts, terms and conditions shall be generally consistent with the amounts, terms and conditions carried by other institutional landlords of projects similar to the Project in the greater Delray Beach area. All insurance maintained by Landlord shall be in addition to, and not in lieu of, the insurance required to be maintained by Tenant hereunder. Landlord shall cause its respective insurance policy(ies) to be endorsed, if necessary, to waive subrogation.

18.2 Tenant Required Coverage. Tenant shall procure and maintain in full force and effect throughout the term of the lease the following coverages in the following amounts.

18.2.1 Commercial General Liability Insurance covering Tenant against any claims or suits arising out of bodily injury, death, personal injury or property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for a combined single limit of liability of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate for this location and including premises and operations liability, personal and advertising injury, products and completed operations and contractual liability (these limits may be achieved by a combination of a primary policy and a “follow form” excess or umbrella liability policy). Such insurance shall include a waiver of subrogation endorsement in favor of Landlord and additional obligations as required in Section 18.3 below.

18.2.2 Commercial Property Insurance covering (a) Tenant’s Property, and (b) any improvements and Alterations, including the Tenant Improvements, made by Tenant or at Tenant’s request. Such insurance shall include a waiver of subrogation endorsement in favor of Landlord and shall be written on a “Causes of Loss – Special Form” basis (or its equivalent), for the full replacement cost (as reasonably approved by Landlord) without deduction for depreciation, and shall include coverage for theft, vandalism, malicious mischief and sprinkler leakage. Such policy shall have a deductible not greater than Fifty Thousand and No/100 Dollars ($50,000.00). The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein any proceeds under (a) shall be paid to Tenant and any proceeds under (b) in excess of Tenant’s unamortized cost associated therewith shall be paid by Tenant to Landlord. Notwithstanding the foregoing, Landlord shall have the option at any time, upon three (3) months’ notice to Tenant, to procure property insurance covering leasehold improvements on all the premises throughout the Building, and Tenant shall thereafter pay Tenant’s Proportionate Share of the premium of such policy as an element of Project Operating Costs.

18.2.3 Business Income and Extra Expense insurance (or its equivalent) in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, for a period of not less than twelve (12) months. Such insurance shall include a waiver of subrogation endorsement in favor of Landlord.

18.2.4 Statutory worker’s compensation as required by applicable Law. Tenant shall provide Landlord with a copy of such endorsement concurrent with providing its evidence of insurance required under Section 18.4 below.

18.3 Form of Policies. The insurance required by Section 18.2.1 above shall (a) name Landlord, Landlord’s property management agent and at Landlord’s request, any Mortgagee, each as an additional insured by endorsement(s) reasonably acceptable to Landlord; (b) cover, to the extent insurable, Tenant’s indemnity obligations under this Lease; (c) be issued by an insurance company having an A.M. Best rating of not less than A- VIII or that is otherwise reasonably acceptable to Landlord; (d) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (e) contain a separation of insureds provision and no insured vs. insured exclusion or limitation. Tenant agrees that it shall (x) cause such policies to be endorsed to provide thirty (30) days’ prior written notice by the insurer(s) to Landlord in the event said insurance is cancelled (ten (10) days’ prior written notice in the event of cancellation for non-payment of premium), and (y) provide thirty (30) days’ prior written notice to Landlord in the event said insurance shall be canceled, non-renewed or coverage reduced.

18.4 Evidence of Insurance. Tenant shall deliver a copy of each paid-up policy or, at Landlord’s option, a certificate of insurance, together with additional insured and waiver of subrogation endorsements, all of which shall be reasonably acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder on or before the Possession Date. Landlord may, at any time and from time to time, inspect or copy any insurance policies that this Lease requires Tenant to maintain. Tenant shall furnish Landlord with renewals, certificates, or “binders” at least ten (10) days prior to the expiration thereof. Tenant agrees that, if Tenant does not obtain and maintain such insurance, Landlord may (but shall not be required to) after five (5) Business Days’ notice to Tenant during which time Tenant does not supply Landlord evidence of the required insurance, at Landlord’s option, either (a) procure said insurance on Tenant’s behalf and charge Tenant the premiums therefor, payable upon demand, or (b) charge Tenant a non-compliance fee equal to five percent (5%) of the then-current monthly Base Rent for each month, or portion thereof, that Tenant fails to provide such evidence of the required insurance. Tenant shall have the right to provide the insurance required hereunder pursuant to blanket policies obtained by Tenant, provided such blanket policies afford coverage as required by this Lease.

18.5 Additional Insurance Obligations. Landlord may require (a) that Tenant obtain additional types of insurance, including but not limited to earthquake, sprinkler leakage by earthquake, environmental and terrorism insurance to the extent such coverages are either (i) standard for similar properties in the same geographic area as the Property and are available at commercially reasonable rates, or (ii) are otherwise reasonably required by Landlord or the Mortgagee; and (b) from time to time, but not more frequently than every three (3) years during the Term, increases in the policy limits for all insurance to be carried by Tenant as set forth herein, in order to reflect standard limits for similar properties.

18.6 Independent Obligations. Landlord and Tenant acknowledge and agree that their respective insurance obligations under this Lease are independent of their respective indemnity obligations, liabilities and duties under this Lease.

18.7 Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding (other than as provided in Section 10.3 above), Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to any property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance or business interruption insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance or business interruption insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant. The foregoing waiver shall also apply to any deductible and/or self-insured retention, as if the same were a part of the insurance recovery.

ARTICLE 19
DEFAULT

19.1 Tenant’s Default. A “Default” shall mean the occurrence of any one or more of the following events:

19.1.1 Tenant’s failure to pay any Rent within ten (10) days after receipt of written notice from Landlord that the same is overdue; however, in no event shall Landlord be required to give such written notice more than two (2) times in any given twelve (12) month period and thereafter during such twelve (12) month period Tenant shall be in Default if Tenant fails to pay Rent within ten (10) days of the due date therefor.

19.1.2 If any material representation or warranty made by Tenant or any Guarantor to Landlord is false in any material respect when made.

19.1.3 Tenant fails to deliver any estoppel certificates or subordination agreements within five (5) Business Days after notice that the same was not delivered when due.

19.1.4 The levy of a writ of attachment or execution on this Lease or on any of Tenant’s property or that of any Guarantor.

19.1.5 Tenant’s or any Guarantor’s general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors.

19.1.6 Tenant or any Guarantor becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature.

19.1.7 Proceedings for the appointment of a trustee, custodian or receiver of Tenant or any Guarantor or for all or a part of Tenant’s or such Guarantor’s property are filed by or against Tenant or any Guarantor, and, if filed against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

19.1.8 Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant or any Guarantor, and, if instituted against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

19.1.9 Intentionally Deleted.

19.1.10 Intentionally Deleted.

19.1.11 Tenant vacates or abandons the Premises in violation of Section V of the PFA.

19.1.12 Tenant fails to perform any other covenant, condition or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, or such additional period as is reasonably necessary to effect cure, provided Tenant commences cure within such thirty (30) day period and diligently pursues the same to completion.

19.1.13 Intentionally Deleted.

19.1.14 Tenant shall violate or otherwise fail to comply with the provisions of any applicable Law or Laws, including, without limitation, the Site Specific Agreements such as the Tri-Party Agreement, the PFA and the PCSA (specifically, and again without limitation, the Local Employment Program provisions thereof).

Any notice periods provided for under this Section shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

19.2 Landlord’s Default. Tenant shall promptly notify Landlord of the need for any repairs or action with respect to other matters that are Landlord’s obligation under this Lease. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30) day period or to diligently prosecute the same to completion, then subject to the other limitations set forth elsewhere in this Lease, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided that in no event shall (a) Landlord be liable for indirect, consequential or punitive damages, including without limitation, any damages based on lost profits; or (b) Tenant have the right to terminate this Lease on account of a Landlord default. Except as otherwise expressly set forth in this Lease, Tenant shall not have the right to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease unless Tenant has obtained a final, non-appealable judgment against Landlord for the amount due. Subject to the terms of this Section 19.2, the rights given to Tenant in this Section shall be in addition and supplemental to all other rights or remedies that Tenant may have under this Lease and under applicable Laws or in equity.

ARTICLE 20

LANDLORD REMEDIES AND DAMAGES

20.1 Remedies. In the event of a Default, then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:

20.1.1 Terminate this Lease and Tenant’s right to possession of the Premises by giving notice to Tenant. Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part, thereof, whereupon Tenant shall have no further claim to the Premises or under this Lease.

20.1.2 Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and sue upon and collect any unpaid Rent or other charges, that have or thereafter become due and payable.

20.1.3 Continue this Lease in effect, but terminate Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof, whereupon Tenant shall have no further claim to the Premises without the same constituting an acceptance of surrender.

20.1.4 In the event of any re-entry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, (a) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (b) to remove all or any part of Tenant’s or any other occupant’s property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

Landlord may relet the Premises without thereby avoiding or terminating this Lease (if the same has not been previously terminated), and Tenant shall remain liable for any and all Rent and other charges and expenses hereunder. For the purpose of reletting, Landlord is authorized to make such repairs or alterations to the Premises as may be necessary in the sole discretion of Landlord for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, alterations and the expense of such reletting (including, without limitation, reasonable attorney and brokerage fees) and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor. Actions to collect such amounts may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Term.

20.1.5 Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of the Lease. Tenant agrees to reimburse Landlord within ten (10) days after demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under the Lease. Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord’s liability set forth in this Lease). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.

20.1.6 Landlord shall at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

20.1.7 To the extent permitted by applicable Law, Landlord shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Premises.

20.1.8 The rights given to Landlord in this Article are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.

20.2 Damages. Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:

20.2.1 Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus

20.2.2 Rent Prior to Award. The worth at the time of the award of the unpaid Rent that would have been earned after termination, until the time of award; plus

20.2.3 Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

20.2.4 Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any repairs or alterations, whether for the same or a different use; and (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees.

20.2.5 Other Damages. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 20.2.1 and 20.2.2, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in Section 20.2.3, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).

20.3 Rent after Termination. Tenant specifically acknowledges and agrees that Landlord shall have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event shall Tenant be entitled to receive any excess of any such rents collected over the Rent, but such excess shall be applied to Tenant’s liability hereunder.

20.4 No Termination. A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same. Following a Default, Landlord shall have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.

20.5 Waiver of Demand and Notice. All demands for Rent and all other demands, notices and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant.

20.6 Waiver of Redemption. Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ.

20.7 Deficiency. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.

20.8 Counterclaim. Tenant hereby waives any right to plead any non-mandatory counterclaim, offset or affirmative defense in any action or proceedings brought by Landlord against Tenant for the recovery of possession based upon the non-payment of Rent. The foregoing shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord. In the event Tenant must, because of applicable court rules or statutes, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed from the proceedings instituted by Landlord (and, if necessary, transferred to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of any such counterclaim or any other claim asserted by Tenant.

20.9 Mitigation of Damages. Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease; provided that any failure by Landlord to mitigate damages in accordance with the foregoing shall not give rise to any liability of Landlord for breach of this Lease, but shall only serve to reduce the recovery by Landlord by the amount of damages that Tenant proves could reasonably have been avoided. Subject to the foregoing, Landlord’s obligation to mitigate damages after a Default shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

20.9.1 Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant for possession.

20.9.2 Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that tenant’s use are (or soon will be) available.

20.9.3 Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental amount less than the current fair market rental then prevailing for similar uses in comparable buildings in the same market area as the Project, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Project.

20.9.4 Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would:

1 Disrupt the tenant mix or balance of the Project;

2 Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project or any other agreement to which Landlord is a party;

3 Be incompatible with the operation of the Project as a first-class project.

20.9.5 Landlord shall not be obligated to enter into a lease with any Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

20.9.6 Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless:

1 Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s Default); or

2 Landlord determines that any such expenditure is financially justified in connection with entering into any such lease.

20.9.7 Upon compliance with the above criteria regarding the releasing of the Premises after a Default, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any Law, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section. Until Landlord is able, through such efforts, to relet the Premises, Tenant must pay to Landlord, on or before the first day of each calendar month, the monthly Rent and any other charges provided in this Lease. No such reletting shall be construed as an election on the part of Landlord to terminate this Lease unless Landlord gives Tenant a notice of such intention. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

ARTICLE 21
BANKRUPTCY

21.1 In the event a petition is filed by or against Tenant under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed agree to adequately protect Landlord as follows:

21.1.1 to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease;

21.1.2 Lease is either rejected or assumed by order of a court of competent jurisdiction;

21.1.3 to determine within one hundred twenty (120) days after the filing of such petition whether to assume or reject this Lease;

21.1.4 to give Landlord at least thirty (30) days’ prior notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease;

21.1.5 to give at least thirty (30) days’ prior notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and

21.1.6 to do all other things to benefit Landlord otherwise required under the Bankruptcy Code.

This Lease shall be deemed rejected in the event of the failure to comply with any of the above.

21.2 In order to provide Landlord with the assurance contemplated by the Bankruptcy Code, the following obligations must be fulfilled, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (a) all monetary Defaults under this Lease must be cured within ten (10) days after the date of assumption; (b) all other Defaults (other than those arising solely on account of the bankruptcy filing) must be cured within fifteen (15) days after the date of assumption; and (c) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption.

21.3 In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord must be provided with (a) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (b) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under the Lease.

21.4 Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business” or auction sale in or from the Premises.

ARTICLE 22
LIEN WAIVER

Notwithstanding anything in this Lease to the contrary, if Tenant desires to grant or assign a mortgage or other security interest secured by Tenant’s Property and requests that Landlord execute a lien waiver in connection therewith, Landlord shall, subject to Landlord’s Mortgagee’s approval, waive its lien right pursuant to a commercially reasonable waiver agreement. Tenant shall reimburse Landlord for Landlord’s costs to review and execute such documents, in an amount not to exceed $1,500.00 per document request

ARTICLE 23
HOLDING OVER

If, after expiration of the Term, Tenant remains in possession of the Premises without the written consent of Landlord, Landlord may, at its option, serve notice upon Tenant that such hold over constitutes either: (a) a month-to-month tenancy upon all the provisions of this Lease (except as to Term and Base Rent); or (b) a tenancy at sufferance. If Landlord does not give said notice, Tenant’s hold over shall create a tenancy at sufferance, subjecting Tenant to all the covenants and obligations of this Lease. In either event, the monthly installments of Base Rent shall be increased to one hundred fifty percent (150%) of the monthly installments of Base Rent in effect at the expiration of the Term. If a month-to-month tenancy is created, either party may terminate such tenancy by giving the other party at least thirty (30) days advance notice of the date of termination. Additionally, if Tenant shall hold over without the consent of Landlord, then Tenant shall also protect, defend, indemnify and hold Landlord harmless from all Claims resulting from retention of possession by Tenant, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost rents and profits to Landlord resulting therefrom. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord, nor shall receipt of any rent or any other act appearing to affirm the tenancy operate as a waiver of the right to terminate this Lease for a breach by Tenant hereof.

ARTICLE 24

SURRENDER OF PREMISES

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in the same condition as on the date Tenant took possession (a) except for reasonable wear and tear, loss by fire or other casualty and loss by condemnation, and (b) with all removal, restoration and/or repairs required pursuant to Section 11.3 above and this Article 24 completed. Tenant’s Property shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that, if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal. If Tenant abandons or surrenders the Premises or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, storage and disposal of Tenant’s Property, including, without limitation, repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date, Tenant shall surrender all keys, parking cards and other means of entry to the Premises, the Building and the Project, and shall inform Landlord of the combinations and access codes for any locks and safes located in the Premises. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring (“Telecom Wiring”) and any other components of Tenant’s Telecommunications System shall be removed at Tenant’s cost at the expiration of the Term, unless Tenant elects to leave the Telecom Wiring in place, whereupon the Telecom Wiring shall be surrendered with the Premises as Landlord’s property.

ARTICLE 25

BROKERAGE FEES

Landlord and Tenant each warrant and represent that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except as set forth on the Lease Summary. Tenant shall indemnify, defend and hold Landlord harmless from any Claims for any compensation, commission, or fees claimed by any other real estate broker or agent in connection with this Lease (including but not limited to any expansions of the Premises and extensions) or its negotiation.

ARTICLE 26
NOTICES

Any notice, demand, request, consent, covenant, approval or other communication to be given by one party to the other must be in writing and (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail) (a) delivered personally; (b) mailed by certified United States mail, postage prepaid, return receipt requested (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail); (c) sent by nationally recognized overnight courier; or (d) sent by telecopy and confirmed by one of the other methods set forth herein. The effective date of notice shall be (i) for any notice delivered in person, the date of delivery; (ii) for any notice by U.S. mail, three (3) days after the date of certification thereof; (iii) for any notice by overnight courier, the next Business Day after deposit with the courier; and (iv) for any notice by telecopy, the date of confirmation of receipt, if before 5:00 p.m. at the location delivered, or the next day if after 5:00 p.m. All notices shall be delivered or addressed to the parties at their respective addresses set forth on the Lease Summary. Either party may change the address at which it desires to receive notice upon giving notice of such request to the other party in the manner provided herein.

ARTICLE 27

INTENTIONALLY OMITTED

ARTICLE 28
SIGNAGE

28.1 Tenant shall be entitled, at its sole cost and expense, to identification signage outside of the Premises on the floor on which the Premises are located. Notwithstanding the foregoing, so long as Tenant leases an entire floor of the Building, Tenant may elect to install a sign identifying Tenant in the elevator lobby of such full floor, subject to Landlord’s reasonable prior approval of such signage. The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval.

28.2 Landlord shall pay all costs of fabrication and installation of one (1) line on the Building directory to display Tenant’s name and location in the Building, which shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval. Any changes to the signage initially provided by Landlord and requested by Tenant shall be at Tenant’s expense.

28.3 No other signage shall be permitted without the prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion. If Landlord grants such consent, the signage will be at Tenant’s expense. Tenant shall not affix, paint, erect, or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Premises, the Building or the Project, including, without limitation, the inside or outside of windows or doors, without the consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove any signs or other matter installed without Landlord’s permission without being liable to Tenant by reason of such removal and to charge the reasonable cost of removal to Tenant, payable within ten (10) days of written demand by Landlord.

28.4 Any damage to any portion of the Project upon installation, maintenance, or removal of Tenant signage shall be Tenant’s sole responsibility. Upon removal of Tenant’s signage, the area affected thereby shall be repaired and restored pursuant to Landlord’s specifications to a condition acceptable to Landlord, at Tenant’s sole expense. Upon the expiration or earlier termination of this Lease, Tenant will remove all of its signage. More specifically, with respect to any exterior sign (at such time as such exterior sign is removed) and/or any top building sign (if ever installed by Tenant), Tenant shall repair and/or replace, in a manner satisfactory to Landlord, the portion of the Building (and the building materials) affected by the applicable sign and its removal, so that such areas and materials are restored to a condition consistent with the remainder of the exterior of the Building. Depending on the design of any sign installed by or for Tenant, Landlord may require a deposit in the amount determined by Landlord to be the cost of the removal of such sign and repair and restoration of the façade or other portion of the Building exterior.

ARTICLE 29

LENDER PROVISIONS

29.1 Subordination. Landlord represents to Tenant that, as of the date of this Lease, there is no mortgage or deed of trust on the Project which is prior or superior to the rights of Tenant herein. This Lease is subject and subordinate to all future ground or underlying leases of the Property and to the lien of any mortgages, deeds to secure debt or trust deeds, now or hereafter in force against the Property or the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, “Mortgages”), and to all advances made or hereafter to be made upon the security of such Mortgages; provided that such subordination is conditioned upon Tenant’s receipt of a commercially reasonable subordination, non-disturbance and attornment agreement in favor of Tenant. In the event any proceedings are brought for the foreclosure of any mortgage, deed to secure debt or trust deed, or if any ground or underlying lease is terminated, Tenant shall attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be (the “Purchaser”), and recognize the Purchaser as the lessor under this Lease, which attornment shall be effective as of the date that the Purchaser acquires title to the Property; however, in no event shall such attornment be negated by a foreclosure. In no event shall Tenant have a right of offset against amounts due any Purchaser on account of any defaults by Landlord under this Lease that pre-date the time the Purchaser becomes the lessor hereunder, nor shall any Purchaser be liable for any such defaults by Landlord. Tenant shall, within ten (10) Business Days of request by Landlord or the Purchaser (as applicable), execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Mortgages or Tenant’s attornment to the Purchaser (as applicable). Tenant waives the provisions of any current or future statute, rule or law that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the provisions hereof, should any Mortgagee require that this Lease be prior rather than subordinate to its Mortgage, or require that Tenant attorn to any Purchaser, then in such event, this Lease shall become prior and superior to such Mortgage, or Tenant shall so attorn, upon notice to that effect to Tenant from such Mortgagee. The aforesaid superiority of this Lease to any Mortgage shall be self-operative upon the giving of such notice and no further documentation other than such notice shall be required to effectuate such superiority or attornment. In the event Landlord or such Mortgagee desires confirmation of such superiority or attornment, Tenant shall, promptly upon request therefor by Landlord or such Mortgagee, and without charge therefor, execute a document acknowledging such priority or attornment obligation to the Mortgagee as Landlord in the event of foreclosure or deed in lieu thereof or termination of a ground lease.

29.2 Estoppel Certificates. Within fifteen (15) days after written request from Landlord, Tenant shall execute and deliver to Landlord, or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with Landlord; (d) that, to the best of Tenant’s knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (e) such other matters regarding this Lease as may be reasonably requested. Landlord and, any purchaser, assignee or Mortgagee may rely upon any such statement. Tenant’s failure to execute and deliver such statement within the time required shall be conclusive against Tenant (1) that this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim, or deduction against Rent; (3) not more than one (1) month’s Rent has been paid in advance; and (4) as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.

In addition, Landlord agrees to furnish from time to time when requested by Tenant (but not more than once per calendar year and then only in connection with a Transfer or any financing of Tenant’s Property) a commercially reasonable estoppel certificate signed by Landlord, containing the information set forth above, but modified to reflect Landlord as the party providing such certificate, and Landlord shall, within thirty (30) days following receipt of said certificate from Tenant, return a fully executed copy thereof to Tenant.

29.3 Notice and Cure Rights. Tenant agrees to notify any Mortgagee whose address has been furnished to Tenant, of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Mortgagee shall have an additional thirty (30) days to cure such default; provided that, if such default cannot reasonably be cured within that thirty (30) day period, then such Mortgagee shall have such additional time to cure the default as is reasonably necessary under the circumstances provided such Mortgagee commences such cure within the thirty (30) day period and diligently pursues such cure to completion.

29.4 Changes Requested by Mortgagee. Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by a Mortgagee, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant.

29.5 Mortgagee Approval. Notwithstanding anything to the contrary contained in this Lease, to the extent the consent of any Mortgagee is required under the applicable Mortgage in order for Landlord to enter into this Lease, Landlord may terminate this Lease by written notice to Tenant if such consent is not obtained (in which event this Lease shall be of no force or effect).

ARTICLE 30

MISCELLANEOUS

30.1 Parking. Tenant shall be permitted to park up to the number of automobiles set forth in the Lease Summary at no cost as set forth in Exhibit H. In addition to the provisions of Exhibit H, Tenant shall comply with all parking rules and regulations established by Landlord for the Building, as the same may be revised from time to time.

30.2 Quiet Enjoyment. Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, deed of trust, lease, or other agreement to which this Lease may be subordinated.

30.3 No Air Rights. This Lease does not grant Tenant any rights to any view or to light or air over any property, whether belonging to Landlord or any other person. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

30.4 Force Majeure. Any prevention, delay, or stoppage of work to be performed by Landlord or Tenant that is due to Force Majeure shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay, or stoppage. Nothing in this Section shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease or Landlord’s obligation to make any monetary payments due hereunder.

30.5 Accord and Satisfaction; Allocation of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent; nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

30.6 Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Lease or any provision hereof, for damages by reason of any alleged breach of this Lease or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be awarded from the other party all costs and expenses, including, without limitation, attorneys’ fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

30.7 Construction. Headings at the beginning of each Article, Section and subsection are solely for the convenience of the parties only and in no way define, limit, or enlarge the scope or meaning of this Lease. Except as otherwise provided in this Lease, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. This Lease shall not be construed as if either Landlord or Tenant had prepared it, but rather as if both Landlord and Tenant had prepared it. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

30.8 Confidentiality. Neither party shall reveal to anyone, or otherwise make or publish any public statement or notice regarding the economic or other business terms of this Lease (including, without limitation, the Term and the Rent), except as required by applicable Laws; or for disclosure to such party’s accountants, attorneys, bona fide prospective purchasers, investors, or current or prospective Mortgagees or underlying lessors of all or any portion of Landlord’s interest in the Project, provided that each of such recipients shall be bound to the same nondisclosure provisions as are imposed upon such party.

30.9 Governing Law and Venue. This Lease shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State applicable to agreements made and to be performed wholly within the State. Venue shall be in Palm Beach County, Florida.

30.10 Consent. Unless otherwise expressly set forth herein, all consents and decisions required or permitted of Landlord hereunder shall be granted, withheld and made in Landlord’s reasonable discretion. Except for consent to a Transfer, which shall be governed by the provisions of Article 14 above, all consents and approvals required from Landlord pursuant to Article 11 with respect to Tenant’s plans and/or specifications for Alterations that are structural in nature or affect Building Systems and/or any request by Tenant to execute documents in connection with this Lease (including any “lien waiver” or other similar document in connection with Tenant’s financing of its furniture, fixtures and equipment)which causes Landlord to actually incur attorneys’ and/or consultants’ fees shall be subject to the requirement that Landlord be reimbursed within fifteen (15) days of Landlord’s written demand for attorneys’ and consultants’ fees and costs incurred in connection therewith.

30.11 Authority. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors, if Tenant is a corporation, or other satisfactory documentation, if Tenant is another type of entity, authorizing execution of this Lease.

30.12 Duplicate Originals; Counterparts; Fax/Email Signatures. This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties. This Lease may be executed by a party’s signature transmitted by facsimile (“fax”) or email, and copies of this Lease executed and delivered by means of faxed or emailed copies of signatures shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed or emailed signatures as if such signatures were original wet signatures. Any party executing and delivering this Lease by fax or email shall promptly thereafter deliver a counterpart signature page of this Lease containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original wet signature page.

30.13 Offer. The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties). During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations, or improvements, and permit Tenant to enter the Premises; but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord’s signing and delivering this Lease to Tenant.

30.14 Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

30.15 Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time (but not more often than once in any calendar year), upon Landlord’s written request, which request shall only be made in connection with the proposed or actual sale or financing of the Project, with financial statements reflecting Tenant’s current financial condition. Landlord shall keep such information confidential, and shall not disclose any such information except to Landlord’s legal and accounting consultants, current and prospective clients and/or investors, Landlord’s property and asset managers or any prospective purchasers or lenders of the Project, or as required by Legal Requirements. Additionally, Tenant may require Landlord and any prospective purchaser or lender of the Premises to execute a commercially reasonable non-disclosure agreement as a condition to delivery of such information. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects.

30.16 Recording. Tenant shall not record this Lease without the prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

30.17 Right to Lease. Landlord reserves the absolute right to create such other tenancies in the Building as Landlord shall determine to best promote the interests of the Building and the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or the Project.

30.18 Severability. In the event any portion of this Lease shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Lease, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Lease.

30.19 Survival. All indemnity and other unsatisfied obligations set forth in this Lease shall survive the termination or expiration hereof.

30.20 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY. THE PARTIES FURTHER HEREBY WAIVE THE RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED.

30.21 Successors and Assigns. Subject to the terms and conditions of Article 14 of this Lease, this Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

30.22 Integration of Other Agreements; Amendments. This Lease sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representations or modifications concerning this Lease shall be of no force or effect. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

30.23 TIME OF THE ESSENCE. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH AND EVERY TERM AND PROVISION HEREOF.

30.24 Waiver. The waiver by a party of any breach of any term, covenant, or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition. No delay or omission in the exercise of any right or remedy of a party shall impair such right or remedy or be construed as a waiver of any default of the other party. Consent to or approval of any act by a party requiring consent or approval of the other party shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent act. Any waiver must be in writing and shall not be a waiver of any other matter concerning the same or any other provision of this Lease.

30.25 No Surrender. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

30.26 Number and Gender. As used in this Lease, the neuter includes masculine and feminine, the singular includes the plural and use of the word “including” shall mean “including without limitation.”

30.27 Days. The term “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays and Holidays.

30.28 Joint and Several Liability. If Tenant consists of two (2) or more parties, each of such parties shall be liable for Tenant’s obligations under this Lease, and all documents executed in connection herewith, and the liability of such parties shall be joint and several. Additionally, the act or signature of, or notice from or to, any one or more of such parties with respect to this Lease shall be binding upon each and all of the parties executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice and, in the event more than one (1) entity comprising Tenant so acts, signs or gives or receives such notice, Landlord shall be entitled to rely on the first such act, signature, or giving or receiving of notice and any subsequent act, signature or giving or receiving of notice by any additional Tenant entity(ies) shall be null and void.

30.29 No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, including but not limited to any brokers, and nothing in this Lease (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Lease.

30.30 No Other Inducements. It is expressly warranted by each of the undersigned parties that no promise or inducement has been offered except as herein set forth and that this Lease is executed without reliance upon any statement or representation of any person or party or its representatives concerning the nature and extent of damages, costs and/or legal liability therefor.

30.31 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent. Tenant hereby expressly waives the benefit of any Laws to the contrary and agrees that if Landlord fails to perform any of its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of Rent.

30.32 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the condition that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin or any other classification protected under applicable federal, state or local Laws in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

30.33 OFAC Compliance.

30.33.1 Landlord and Tenant each hereby represents and warrants to the other that it and its directors, officers and employees are not, and during the Term of this Lease shall not be, Sanctioned Persons. “Sanctioned Person” means: (a) an entity or individual named on the Consolidated Sanctions List maintained by the U.S. Office of Foreign Assets Control, or any successor list, or targeted by the U.S. Department of State under economic or financial sanctions or trade embargoes of the United States (“Sanctions Laws”); (b) any other entity or individual with which an entity incorporated in the United States is prohibited from dealing pursuant to Sanctions Laws; or (c) any entity or individual acting on behalf of anyone described in the foregoing clauses of this definition.

30.33.2 Landlord and Tenant each represents and warrants to the other that it is in compliance, and, during the Term of this Lease, shall remain in compliance, with Sanctions Laws and Anti-Money Laundering Laws and shall not, directly or indirectly, take any action that would cause Tenant or Landlord to be in violation of Sanctions Laws or Anti-Money Laundering Laws. “Anti-Money Laundering Laws” means: the U.S. Bank Secrecy Act, the USA PATRIOT Act, and all other laws of the United States that prohibit money laundering or other use of funds derived from illegal activity.

30.33.3 Breach of any of the foregoing representations, warranties and covenants shall be considered a Default under this Lease, in the event of a breach by Tenant, and a default by Landlord under this Lease, in the event of a breach by Landlord, and shall entitle the non-breaching party to pursue all rights and remedies available to it under this Lease and/or applicable Laws.

30.34 Radon Disclosure. The following disclosure is required by Florida Statutes, Section 404.056(8): Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

30.35 Public Terrace. Tenant acknowledges and agrees that there is a public terrace located adjacent to the Premises (the “Public Terrace”) and that such Public Terrace will be used by members of the public and by Tenant on a non-exclusive basis with members of the public, subject to the terms of that certain lease (the “iPic Theater Lease”) dated on or about the date hereof, by and between Landlord, as landlord, and Tenant, as tenant, for certain theater space within the Project. Tenant will not be provided any right of use of the Public Terrace pursuant to this Lease other than the rights available to members of the public generally. Tenant’s use of the Public Terrace shall be conducted in compliance with all applicable Laws and all governmental rules, regulations, permits and approvals relating thereto, including, without limitation, the provisions of Article VI of the PFA (and without limiting any other provision of the Lease, Tenant specifically agrees to indemnify Landlord from and against any and all loss, cost or damage incurred by Landlord including governmental fines and penalties arising out of or resulting from any violation of the foregoing). Tenant and its employees shall abide by any and all reasonable rules and regulations promulgated by the Landlord with respect to the foregoing or otherwise relative to the Tenant’s business operations in and about the Public Terrace, including, without limitation, any such rules and regulations affecting hours of operation, occupancy, and/or crowd and noise levels, etc. Notwithstanding anything to the contrary contained in this Lease, in the event that the Tenant fails to comply with the Landlord’s reasonable rules and regulations or applicable Laws in any material respect in the Landlord’s good-faith judgment, such failure will be a default under this Lease.

30.36 Repurchase. The parties acknowledge and agree that, under applicable Laws, the City, the CRA and/or their successors and assigns have the right to repurchase the Project in certain circumstance. If such repurchase occurs, this Lease shall terminate automatically upon the conveyance of the Project, Landlord shall return to Tenant any unearned Rent previously paid, and Landlord and Tenant shall each be released from any and all obligations and liabilities under this Lease, except for those obligations which survive the expiration or other termination of this Lease pursuant to the express terms of this Lease. Except for the obligation to return any unearned Rent previously paid, Landlord shall have no liability to Tenant whatsoever in connection with such repurchase and termination. This Section shall automatically terminate and be of no further force or effect as of the Possession Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Lease, under seal, as of the date first-above written.

LANDLORD:	DELRAY BEACH 4th & 5th AVENUE, LLC, a Delaware limited liability company

Witness:	By:	Delray Beach 4th & 5th Avenue Holdings LLC, a
Delaware limited liability company, its Sole Member

Witness:		By:	Delray Beach 4th & 5th Avenue Developer LLC,
a Delaware limited liability company, its Managing Member

			By:	S&A Delray Beach 4th & 5th Avenue LLC, a Delaware limited liability company, its Manager

				By	S&A GP LLC, a Massachusetts limited liability company, its Manager

				By:	/s/ Joel Sklar
Name: Joel Sklar
Title: Manager

			By:	IPic-Delray Investment, LLC, a Delaware limited liability company, its Manager

				By:	/s/ Hamid Hashemi
Name: Hamid Hashemi

TENANT:	IPIC-GOLD CLASS ENTERTAINMENT, LLC, a Delaware limited liability company

Witness:	By:	/s/ Hamid Hashemi
Name: Hamid Hashemi
Title: CEO

Witness:	Date:	5-15-17

	Taxpayer ID No.:	27-3274684

[Signature page to iPic Delray Office Lease]